UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Analog Devices, Inc.
(Name of Registrant as Specified in Its Charter)

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February 8, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, March 14, 2006, at Babson College, Babson Park, Massachusetts in the Sorenson Center for the Arts.

At the Annual Meeting, we will consider the matters set forth in the accompanying notice of annual meeting and proxy statement, which includes a recommendation by the Company for a new stock incentive plan.

If approved, the new plan will decrease the total number of shares available for issuance and will diversify the equity-based portion of our compensation awards to allow for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. If our proposed plan is approved, our existing stock option plans will terminate, except for the options currently outstanding under those plans. We believe that the flexibility of using alternative forms of equity compensation will enhance the retention of key employees while being less dilutive to shareholders’ ownership.

Analog Devices has successfully used stock options to attract and retain employees since the Company was founded 40 years ago. As shown in the tables on pages 36 and 37, in order to facilitate our objective of attracting and retaining valuable technical talent, we have regularly granted most options to a very broad base of employees. Approximately 93% of our employees receive stock options and only a small portion of options are granted to officers. Historically, we have also generally distributed 95% of our annual option grants to employees who are not named executive officers. We believe that our stock option program has been very successful throughout Analog’s history in both motivating employees and enhancing shareholder value.

Despite the importance of stock options to the retention of our key employees, we have been sensitive to the potential dilution to our shareholders. As a result, during the past five years, we have been steadily reducing our net option grants from 4.3% of outstanding shares in fiscal 2001 to 2.3% in fiscal 2006. We have a goal of reducing our net annual dilution from equity-based compensation to below 2% in future years.

The 2006 Stock Incentive Plan proposal is more fully described beginning on page 35. We encourage you to review the proposal and urge you to vote in favor of the new plan.

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. During the past year, our Board of Directors has taken a number of actions more fully described on page 11 to enhance our governance practices. These actions include the following:

•	Adopted a new voting policy regarding the election of our directors;

•	Terminated our stockholder rights plan (also frequently referred to as a “poison pill”);

•	Adopted stock ownership guidelines for our executive officers and directors;

•	Expanded our Board of Director evaluation process; and

•	Created the position of Chief Compliance and Business Ethics Officer.

Please carefully review the attached proxy materials and take the time to cast your vote.

Yours sincerely,

Ray Stata Chairman of the Board	Jerald G. Fishman President and Chief Executive Officer

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On March 14, 2006

To our Shareholders:

The 2006 Annual Meeting of Shareholders of Analog Devices, Inc. will be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457, on Tuesday, March 14, 2006 at 10:00 a.m. local time. At the meeting, shareholders will consider and vote on the following matters:

1.	To elect three members to our Board of Directors to serve as Class I directors, each for a term of three years.

2.	To approve our 2006 Stock Incentive Plan.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 28, 2006.

4.	To act on the shareholder proposal entitled “Shareholder Proposal to Amend our Governance Documents”.

The shareholders will also act on any other business that may properly come before the meeting.

Shareholders of record at the close of business on January 13, 2006 are entitled to vote at the meeting. Your vote is important regardless of the number of shares you own. Whether you expect to attend the meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You can also vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card. Your prompt response is necessary to assure that your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

All shareholders are cordially invited to attend the meeting.

By order of the Board of Directors,

Margaret K. Seif
Secretary

Norwood, Massachusetts
February 8, 2006

i

ii

ANALOG DEVICES, INC.
ONE TECHNOLOGY WAY
NORWOOD, MASSACHUSETTS 02062-9106

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

March 14, 2006

This proxy statement contains information about the 2006 Annual Meeting of Shareholders of Analog Devices, Inc. The meeting will be held on Tuesday, March 14, 2006, beginning at 10:00 a.m. local time, at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457.

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, which is also referred to as Analog, ADI or the Company in this proxy statement, for use at the annual meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If no instruction is specified on a proxy, it will be voted in favor of the matters set forth in the notice of the meeting other than the shareholder proposal and it will be voted against the shareholder proposal. A shareholder may revoke any proxy at any time before it is exercised by giving our secretary written notice to that effect.

Our Annual Report to Shareholders for the fiscal year ended October 29, 2005 is being mailed to shareholders with the mailing of these proxy materials on or about February 8, 2006.

A copy of our Annual Report on Form 10-K for the fiscal year ended October 29, 2005 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Analog Devices, Inc., Attention of Maria Tagliaferro, Director, Corporate Communications, Analog Devices, Inc., One Technology Way, Norwood, MA 02062; telephone: 781-461-3282.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will consider and vote on the following matters:

1. The election of three members to our Board of Directors to serve as Class I directors, each for a term of three years.

2. The approval of our 2006 Stock Incentive Plan.

3. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 28, 2006.

4. To act on the shareholder proposal entitled “Shareholder Proposal to Amend our Governance Documents”.

The shareholders will also act on any other business that may properly come before the meeting.

Who can vote?

To be able to vote, you must have been a shareholder of record at the close of business on January 13, 2006. This date is the record date for the annual meeting.

Shareholders of record at the close of business on January 13, 2006 are entitled to vote on each proposal at the annual meeting. The number of outstanding shares entitled to vote on each proposal at the meeting is 365,585,491 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

You may vote in one of four ways. You may vote by submitting your proxy by mail, over the Internet, or by telephone, or you may vote in person at the meeting.

You may vote by mail.  You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

You may vote over the Internet.  If you have Internet access, you may vote your shares from any location in the world by following the “Vote-by-Internet” instructions set forth on the enclosed proxy card.

You may vote by telephone.  You may vote your shares by following the “Vote-by-Telephone” instructions set forth on the enclosed proxy card.

You may vote in person.  If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Can I change my vote after I have mailed my proxy card or after I have voted my shares over the Internet or by telephone?

Yes. You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” The election of directors (proposal one) and the ratification of Ernst & Young LLP as our independent registered public accounting firm (proposal three) are each considered to be a discretionary item under the New York Stock Exchange Rules. The approval of our 2006 Stock Incentive Plan (proposal two) and the shareholder proposal (proposal four) are each considered to be a non-discretionary item. Accordingly, if you do not give your record holder voting instructions with respect to proposal two or four, or if the record holder does not exercise its discretionary authority with respect to proposal one or three, your shares will be treated as broker non-votes on the particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm or bank showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting on March 14, 2006. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

How do I vote my 401(k) shares?

If you participate in the Analog Devices Stock Fund through The Investment Partnership Plan of Analog Devices, or TIP, your proxy will also serve as a voting instruction for Fidelity Management Trust Company, the administrator of TIP, with respect to shares of ADI common stock attributable to your TIP account, or TIP shares, as of the record date. The combined proxy/instruction card should be signed and returned in the enclosed envelope to Computershare Trust Company, N.A., our transfer agent and registrar, or you may submit your proxy/instruction over the Internet or by telephone by following the instructions on the enclosed card. Computershare Trust Company, N.A. will notify Fidelity Management Trust Company, or Fidelity, of the manner in which you have directed your TIP shares to be voted. Fidelity will vote your TIP shares as of the record date in the manner directed by you. If Computershare Trust Company, N.A. does not receive voting instructions from you by 11:59 p.m. eastern time on March 9, 2006, Fidelity will vote your TIP shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other TIP participants have been received by Fidelity.

How do I vote my shares held in trust in the Analog Ireland Success Sharing Share Plan?

If you participate in the Analog Ireland Success Sharing Share Plan, or the Analog Ireland Share Plan, you may vote an amount of shares of common stock equivalent to the interest in our common stock which Mercer Trustees Limited, or Mercer, the trustee of the Analog Ireland Share Plan, holds on your behalf as of the record date. Mercer will send a voting card to you that you may use to direct Mercer how to vote your shares. The voting card should be signed and returned in the enclosed envelope to Mercer. Mercer will vote the shares in the manner directed on the voting card. If Mercer does not receive your voting card by 5:00 p.m. Greenwich Mean Time (GMT) on Friday, March 3, 2006, Mercer will not vote your shares.

What constitutes a quorum?

In order for business to be conducted at the meeting with respect to a particular matter, a quorum must be present for that particular matter. For each of the proposals described in the accompanying notice, a quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 182,792,746 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of directors.  As provided in our bylaws, the three nominees receiving the highest number of votes cast at the meeting will be elected, regardless of whether that number represents a majority of the votes cast.

Approval of 2006 Stock Incentive Plan.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve our 2006 Stock Incentive Plan. Under the listing requirements of the New York Stock Exchange, the proposal must be approved by a majority of votes cast on the proposal, and the total votes cast on the proposal must represent 50 percent in interest of all securities entitled to vote on the proposal.

Ratification of independent public accounting firm and shareholder proposal.  Under our bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify Ernst & Young LLP as our independent public accounting firm and to approve the shareholder proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted by mail, over the Internet or by telephone, or on a ballot voted in person at the meeting. With respect to proposals one, three and four, shares will not be voted in favor of the matter, and will not be counted as voting on the matter, if they either (1) abstain from voting on a particular matter, or (2) are broker non-votes. Accordingly, votes withheld for a particular director nominee and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have no effect on the voting on the ratification of our independent registered public accounting firm or on the approval of the shareholder proposal. Under our bylaws, neither abstentions nor broker non-votes will have an effect on the outcome of the approval of the 2006 stock incentive plan. For the listing requirements of the New York Stock Exchange, approval of proposal two requires that (1) a majority of common stock issued, outstanding and entitled to vote at the Annual Meeting must actually vote on the matter (with abstentions counting as votes and broker non-votes not counting as votes) and (2) votes in favor must constitute at least a majority of the votes cast (with abstentions counting as votes cast and broker non-votes not counting as votes cast).

Who will count the votes?

The votes will be counted, tabulated and certified by our transfer agent and registrar, Computershare Trust Company, N.A. A representative of Computershare Trust Company, N.A. will serve as the inspector of elections at the meeting.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy card.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends that you vote:

FOR the election of each of the three nominees to serve as Class I directors on the Board of Directors, each for a term of three years;

FOR the approval of the 2006 Stock Incentive Plan;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year; and

AGAINST the approval of the shareholder proposal.

Will any other business be conducted at the meeting or will other matters be voted on?

The Board of Directors does not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement, whether you submit your proxy by mail, through the Internet or by telephone, will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2006, which we expect to file with the Securities and Exchange Commission in May 2006.

How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2007 annual meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2007 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal intended for inclusion in the proxy statement for the 2007 annual meeting of shareholders at our principal corporate offices in Norwood, Massachusetts as set forth below no later than October 11, 2006.

ADI’s amended and restated bylaws require that ADI be given advance written notice of shareholder nominations for election to ADI’s Board of Directors and of other matters which shareholders wish to present for action at an annual meeting of shareholders (other than matters included in ADI’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, ADI must receive such notice at the address noted below not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the seventh day following the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that the 2007 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2006 annual meeting, appropriate notice would need to be provided to ADI at the address noted below no earlier than November 14, 2006, and no later than December 14, 2006. If a shareholder fails to provide timely notice of a proposal to be presented at the 2007 annual meeting, the proxies designated by ADI’s Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting.

ADI’s amended and restated bylaws also specify requirements relating to the content of the notice which shareholders must provide to the Secretary of Analog Devices for any matter, including a shareholder nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our amended and restated bylaws is on file with the SEC.

Any proposals, nominations or notices should be sent to:

Secretary, Analog Devices, Inc.
c/o: Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have engaged The Altman Group, Inc. to assist us with the solicitation of proxies. We expect to pay The Altman Group less than $15,000 for their services. In addition to solicitations by mail, The Altman Group and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our annual report is available on our website at www.analog.com. If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended October 29, 2005, we will send you one without charge. Please contact:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Email: investor.relations@analog.com

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact Maria Tagliaferro, our director of corporate communications, at the address, telephone number or email address listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, Analog Devices, Inc., One Technology Way, Norwood, Massachusetts 02062, telephone: 781-461-3282. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, telephone number or email address.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our common stock as of November 25, 2005 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table included in this proxy statement; and

•	all of our directors and executive officers as a group.

						Percent of
	Number of		Shares			Common
	Shares		Acquirable		Total	Stock
	Beneficially		Within		Beneficial	Beneficially
Name and Address of Beneficial Owner(1)	Owned(2)	+	60 Days(3)	=	Ownership	Owned(4)

5% Shareholders:
Capital Research and Management Company(5)	38,181,666		0		38,181,666	10.2%
333 South Hope Street, 55th Floor Los Angeles, California 90071
FMR Corp.(6)	39,982,058		0		39,982,058	10.7%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(7)	26,078,987		0		26,078,987	7.0%
100 East Pratt Street Baltimore, Maryland 21202

Directors and Executive Officers:
James A. Champy	6,666		24,667		31,333	*
John L. Doyle	12,028		146,300		158,328	*
Jerald G. Fishman	32,607		2,482,297		2,514,904	*
Samuel H. Fuller	1,866		203,097		204,963	*
John C. Hodgson	1,000		0		1,000	*
Christine King	0		31,333		31,333	*
Robert R. Marshall	15,004		494,343		509,347	*
Robert P. McAdam	96,601		494,239		590,840	*
Brian P. McAloon	7,423		370,455		377,878	*
Joseph E. McDonough	11,709		299,930		311,639	*
F. Grant Saviers	5,000		113,800		118,800	*
Paul J. Severino	16,200		0		16,200	*
Kenton J. Sicchitano(8)	1,500		44,833		46,333	*
Ray Stata(9)	4,907,043		658,081		5,565,124	1.5%
Lester C. Thurow	3,000		104,300		107,300	*
All directors and executive officers as a group (19 persons, consisting of 11 officers and 8 non-employee directors)(10)	5,141,131		5,910,241		11,051,372	3.0%

*	Less than 1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062.

(2)	For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship.

(3)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission, or SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after November 25, 2005. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(4)	The percent ownership for each shareholder on November 25, 2005 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) the number of shares of our common stock outstanding on November 25, 2005 plus any shares acquirable (including stock options exercisable) within 60 days after November 25, 2005, or 373,149,851 shares.

(5)	Based on a Form 13F-HR filed by Capital Research and Management Company on November 14, 2005 reporting the above stock ownership as of September 30, 2005. Capital Research and Management Company reports that it has no voting authority with respect to 38,181,666 shares and shared investment discretion with The Capital Group Companies, Inc. with respect to 38,181,666 shares.

(6)	Based on a Form 13F-HR filed by FMR Corp., or FMR, on November 14, 2005 reporting the above stock ownership as of September 30, 2005. FMR reports that it has sole voting authority with respect to 2,557,896 shares. FMR also reports that it has shared investment discretion with each of Fidelity Management & Research Company and FMR Co., Inc. with respect to 37,616,382 shares, shared investment discretion with Fidelity Management Trust Company with respect to 2,044,774 shares, and shared investment discretion with Strategic Advisers Incorporated with respect to 320,902 shares.

(7)	Based on a Form 13F-HR filed by T. Rowe Price Associates, Inc. on November 14, 2005 reporting the above stock ownership as of September 30, 2005. T. Rowe Price Associates, Inc. reports that it has sole voting authority with respect to 6,312,391 shares and sole investment discretion with respect to 26,078,987 shares.

(8)	Represents the number of shares beneficially owned by Mr. Sicchitano as of January 6, 2006 and the number of shares acquirable by him within 60 days of January 6, 2006.

(9)	Includes 1,108,709 shares held by Mr. Stata’s wife, 400,277 shares held in trusts for the benefit of Mr. Stata’s children and 2,487,588 shares held in charitable lead trusts, as to which Mr. Stata disclaims beneficial ownership.

(10)	All directors and executive officers as a group disclaim beneficial ownership of a total of 3,996,574 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of ten members, three of whom are Class I directors (with terms expiring at the 2006 annual meeting), four of whom are Class II directors (with terms expiring at the 2007 annual meeting), and three of whom are Class III directors (with terms expiring at the 2008 annual meeting).

At the 2006 annual meeting, shareholders will have an opportunity to vote for the nominees for Class I directors, James A. Champy, Kenton J. Sicchitano and Lester C. Thurow. Messrs. Champy and Sicchitano are currently serving as Class I directors and have been directors since 2003. Mr. Thurow is currently serving as a Class I director and has been a director since 1988. The persons named in the enclosed proxy card will vote to elect these three nominees as Class I directors, unless you withhold authority to vote for the election of any or all nominees by marking the proxy card (whether executed by you or through Internet or telephonic voting) to that effect. Each of the nominees has indicated his willingness to serve, if elected. However, if any or all of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board of Directors, including the nominees for Class I directors. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she serves as a director. Information about the number of shares of common stock beneficially owned by each director appears under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships among any of the directors and executive officers of Analog.

Nominees for Class I Directors (Terms Expire at the 2009 Annual Meeting)

JAMES A. CHAMPY, Director since March 2003

Mr. Champy, age 63, has been a Vice President of Perot Systems Corporation, a technology services and business solutions company, since 1996. Mr. Champy also serves as a trustee of the Massachusetts Institute of Technology.

KENTON J. SICCHITANO, Director since March 2003

Mr. Sicchitano, age 61, has been retired since June 2001. He joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970 and became a partner in 1979. PricewaterhouseCoopers LLP, or PwC, is a public accounting firm. At the time of his retirement, Mr. Sicchitano was the Global Managing Partner of Independence and Regulatory Matters for PwC. During his 31 year tenure with PwC, Mr. Sicchitano held various positions including the Global Managing Partner of Audit/Business Advisory Services and the Global Managing Partner responsible for Audit/Business Advisory, Tax/Legal and Financial Advisory Services. Mr. Sicchitano also serves as a director of PerkinElmer, Inc. and MetLife, Inc. Mr. Sicchitano is a certified public accountant.

LESTER C. THUROW, Director since 1988

Mr. Thurow, age 67, has been a Professor of Management and Economics at the Massachusetts Institute of Technology, or MIT, since 1968 and, from 1987 to 1993, was the Dean of MIT’s Sloan School of Management. Mr. Thurow also serves as a director of Taiwan Semiconductor Manufacturing Company Limited.

Class II Directors (Terms Expire at the 2007 Annual Meeting)

JERALD G. FISHMAN, President and Chief Executive Officer; Director since 1991

Mr. Fishman, age 60, has been our President and Chief Executive Officer since November 1996 and he served as our President and Chief Operating Officer from November 1991 to November 1996. Mr. Fishman served as our

Executive Vice President from 1988 to November 1991. He served as our Group Vice President-Components from 1982 to 1988. Mr. Fishman also serves as a director of Cognex Corporation and Xilinx, Inc.

JOHN C. HODGSON, Director since September 2005

Mr. Hodgson, age 62, has been Senior Vice President and Chief Customer Officer for DuPont since May 2005. Mr. Hodgson served as Chief Marketing and Sales Officer from February 2002 to May 2005 and Group Vice President and General Manager of DuPont iTechnologies from February 2000 to February 2002.

F.	GRANT SAVIERS, Director since 1997

Mr. Saviers, age 61, has been retired since August 1998. He served as Chairman of the Board of Adaptec, Inc., a provider of high-performance input/output products, from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation, a computer manufacturer, for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation.

PAUL J. SEVERINO, Director since November 2005

Mr. Severino, age 59, has been an investment advisor to emerging technology companies and venture funds since 1996. From 1994 to 1996, he was Chairman of Bay Networks, Inc., a data networking products services company, after its formation from the merger of Wellfleet Communications, Inc. and Synoptics Communications, Inc. Prior to that, he was a founder, President and Chief Executive Officer of Wellfleet Communications, Inc. Mr. Severino is also a director of Sonus Networks, Inc.

Class III Directors (Terms Expire at the 2008 Annual Meeting)

JOHN L. DOYLE, Director since 1987

Mr. Doyle, age 74, has been self-employed as a technical consultant since September 1991. He was employed formerly by the Hewlett-Packard Company, a provider of technology solutions, where he served as the Executive Vice President of Business Development from 1988 through 1991, Executive Vice President, Systems Technology Sector from 1986 to 1988, Executive Vice President, Information Systems and Networks from 1984 to 1986, and Vice President, Research and Development from 1981 to 1984. Mr. Doyle also serves as a director of Xilinx, Inc.

CHRISTINE KING, Director since June 2003

Ms. King, age 56, has been President and Chief Executive Officer of AMI Semiconductor, Inc., a designer and manufacturer of customer specific integrated mixed signal semiconductor products, since September 2001. From September 2000 to September 2001, Ms. King served as Vice President of Semiconductor Products for IBM Microelectronics, a provider of semiconductor products and services, foundry expertise and standard processor components. From September 1998 to September 2000, Ms. King was Vice President of the Networking Technology Business Unit for IBM. Ms. King also served as Vice President of Marketing and Field Engineering at IBM from June 1995 to September 1998 and Manager of ASIC Products at IBM from March 1992 to June 1995. Ms. King also serves as a director of AMI Semiconductor, Inc.

RAY STATA, Chairman of the Board of Directors; Director since 1965

Mr. Stata, age 71, has served as our Chairman of the Board of Directors since 1973. Mr. Stata served as our Chief Executive Officer from 1973 to November 1996 and as our President from 1971 to November 1991. Mr. Stata also serves as a trustee of the Massachusetts Institute of Technology.

Our Board of Directors recommends that you vote FOR the election of Messrs. Champy, Sicchitano and Thurow.

CORPORATE GOVERNANCE

General

We have long believed that good corporate governance is important to ensure that Analog Devices is managed for the long-term benefit of its shareholders. During the past year, we have continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies.

Shareholder Voting Policy for Election of Directors.  In December 2005, our Board of Directors amended our corporate governance guidelines to include a policy that any director who receives more “withheld” votes than “for” votes in an uncontested election at an annual meeting shall offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders withheld votes from such director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of our board and whether accepting the resignation would cause the company to fail to meet any applicable regulations of the Securities and Exchange Commission or the New York Stock Exchange. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the withhold votes, maintain the director but resolve that the director will not be re-nominated in the future for election, or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

Chief Compliance and Business Ethics Officer.  In September 2005, Analog created a new position of Chief Compliance and Business Ethics Officer who reports to the Chair of the Nominating and Corporate Governance Committee and appointed William A. Wise, previously Analog’s Corporate Counsel, to this position. The Chief Compliance and Business Ethics Officer is responsible for overseeing regulatory compliance and for ensuring company-wide adherence to all corporate standards of business conduct, ethics and regulatory compliance.

In January 2006, our Board further amended our corporate governance guidelines, and took certain other actions, as follows:

Stock Ownership Guidelines.  We established stock ownership guidelines for our directors and executive officers. Under our guidelines, the target share ownership levels are two times the annual cash retainer for directors, two times annual salary for the chief executive officer and one times annual salary for other executive officers. Directors (including the Chief Executive Officer) have three years to achieve their targeted level. Executive officers other than the CEO have five years to achieve the targeted level. Shares subject to unexercised options, whether or not vested, will not be counted for purposes of satisfying these guidelines.

Board Evaluations.  We changed our annual Board evaluation process to provide for annual evaluations of individual directors by other directors, as well as evaluations of the functioning of the Board and its committees.

Other Directorships.  We adopted a policy that no director shall serve on the board of directors of more than four other public companies.

Audit Committee.  We reconstituted the membership of our Audit Committee, adding Christine King as a member, so that all members of the audit committee are “audit committee financial experts.”

Termination of Stockholder Rights Plan.  Our Board voted to terminate our stockholder rights plan (also frequently referred to as a “poison pill”) which was adopted in 1998. Under the terms of our rights plan, the rights became unexercisable upon this Board vote. Pursuant to this termination, Analog will redeem all of the outstanding rights under the stockholder rights plan at a redemption price of $.0005 per right payable on March 15, 2006 to shareholders of record on February 24, 2006.

You can access the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics at www.analog.com/governance or by writing to:

Maria Tagliaferro
Director, Corporate Communications
Analog Devices, Inc.
One Technology Way
Norwood, MA 02062
Phone: 781-461-3282
Fax: 781-461-3491
Email: investor.relations@analog.com

Determination of Independence

Under current NYSE rules, a director of Analog only qualifies as “independent” if our Board of Directors affirmatively determines that the director has no material relationship with Analog (either directly or as a partner, shareholder or officer of an organization that has a relationship with Analog). Our Board of Directors has established guidelines to assist it in determining whether a director has a material relationship with Analog. Under these guidelines, a director is not considered to have a material relationship with Analog if he or she is independent under Section 303A.02(b) of the NYSE Listed Company Manual and he or she:

•	is an executive officer or an employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, Analog for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company which is indebted to Analog, or to which Analog is indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company for which he or she serves as an executive officer;

•	is a director of another company that does business with Analog, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of Analog with respect to such other company; or

•	serves as an executive officer of a charitable organization, unless Analog’s charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

Ownership of a significant amount of Analog’s stock, by itself, does not constitute a material relationship.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board of Directors who are independent (as defined above).

Our Board of Directors has determined that each of Messrs. Champy, Doyle, Hodgson, Saviers, Severino, Sicchitano and Thurow and Ms. King is “independent” within the meaning of Section 303A.02(b) of the NYSE Listed Company Manual. Each of these directors has no relationship with Analog, other than any relationship that is categorically not material under the guidelines shown above and other than as disclosed in this proxy statement under “Directors Compensation” and “Certain Relationships and Related Transactions.” The Board has determined that the relationships described in this proxy statement do not preclude a determination of independence because the amounts involved are not material and will not impair the applicable director’s ability to render independent judgment.

Director Candidates

Shareholders of record of Analog may recommend director candidates for inclusion by the Board of Directors in the slate of nominees which the Board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the Nominating and Corporate Governance Committee. If the Board

determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in Analog’s proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of Analog’s common stock for at least one year as of the date such recommendation is made, to the “Analog Devices Nominating and Corporate Governance Committee” c/o Analog Devices Corporate Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders on a timely basis, the Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as it follows for director candidates submitted by Board members.

Shareholders also have the right to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the Board, by following the procedures set forth in ADI’s amended and restated bylaws and described in the response to the question “How and when may I submit a shareholder proposal, including a shareholder nomination for director, for the 2007 annual meeting?” contained elsewhere in this proxy statement.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Analog’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Analog believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Communications from Shareholders and Other Interested Parties

The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of Analog’s internal legal counsel, (1) be primarily responsible for monitoring communications from shareholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which Analog tends to receive repetitive or duplicative communications.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to John L. Doyle, Chairman of the Nominating and Corporate Governance Committee, c/o Analog Devices Corporate Counsel, Analog Devices, Inc., One Technology Way, PO Box 9106, Norwood, MA 02062.

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its shareholders. Subject to oversight by the Nominating and Corporate Governance Committee, the Board selects, evaluates and provides for the succession of executive officers and the Board nominates for election at annual shareholder meetings individuals to serve as directors of Analog Devices and elects individuals to fill any vacancies on the Board. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on Analog Devices. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met 13 times in fiscal 2005 (including eight teleconference meetings). During fiscal 2005, each of our directors who served as a director during fiscal year 2005 attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member during the period of time which he or she served on such committee, except for Mr. Thurow, who for health reasons attended 39%, and Mr. Hodgson who joined the Board late in the year and attended 50%. The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Messrs. Stata and Fishman are the only directors who are also employees of Analog Devices. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors.

Our Board of Directors has appointed Mr. Doyle “presiding director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of shareholders. Eight of our ten directors were directors at the time of our 2005 annual meeting of shareholders and six of them attended the 2005 annual meeting of shareholders.

Audit Committee

The current members of our Audit Committee are Messrs. Sicchitano (Chair) and Doyle and Ms. King. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the SEC. Each of Messrs. Sicchitano and Doyle and Ms. King is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and Rule 10A-3(b)(1) of the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Sicchitano and Doyle and Ms. King has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano or Doyle or Ms. King serves on the audit committees of more than two other public companies. The Audit Committee met ten times during fiscal 2005 (including six teleconference meetings). The responsibilities of our Audit Committee and its activities during fiscal 2005 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

The current members of the Compensation Committee are Messrs. Saviers (Chair), Champy and Severino. The Board has determined that each of Messrs. Saviers, Champy and Severino is independent as defined under the rules of the NYSE. Our Compensation Committee held six meetings (including one teleconference meeting) during fiscal 2005. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and makes recommendations to our Board of Directors regarding the salaries and bonuses of our other executive officers and the compensation of our directors. The Compensation Committee oversees the evaluation of management by the Board of Directors. In connection with its oversight and administration of ADI’s cash and equity incentive plans, the Compensation Committee grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during fiscal 2005 are described in the Report of the Compensation Committee contained in this proxy statement.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Doyle (Chair), Hodgson and Thurow. The Board has determined that each of Messrs. Doyle, Hodgson and Thurow is independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend to the Board the persons to be nominated by the Board for election as directors at any meeting of shareholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The responsibilities of the Nominating and Corporate Governance Committee also include oversight of the Board’s annual review of succession planning with respect to senior executives. The Nominating and Corporate Governance Committee has the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee. The Committee did not retain any such advisers during fiscal year 2005. For information relating to nominations of directors by our shareholders, see “— Director Candidates” above. Our Nominating and Corporate Governance Committee held four meetings during fiscal year 2005.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of Analog’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, reviews our financial disclosures, and meets privately, outside the presence of our management, with our independent auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements contained in the Annual Report on Form 10-K and the quarterly financial statements during fiscal 2005, including the specific disclosures in the section titled “Management Discussion and Analysis of Financial Condition and Results of Operations.” These discussions also addressed the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board of Directors. The Audit Committee also selects and appoints our independent auditors, reviews the performance of the independent auditors in the annual audit and in assignments unrelated to the audit, and reviews and approves the independent auditors’ fees. The Audit Committee operates under a written charter adopted by our Board of Directors.

The Audit Committee is composed of three non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees and under Rule 10A-3(b)(1) of the Exchange Act. The Board of Directors has determined that each of Messrs. Sicchitano and Doyle and Ms. King qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Sicchitano and Doyle and Ms. King has accounting and/or related financial management expertise as required under the rules of the NYSE.

The Audit Committee held ten meetings (including six teleconference meetings) during the fiscal year ended October 29, 2005. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee, our internal auditor and our independent auditors, Ernst & Young LLP.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors (i) the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380), and (ii) the auditors’ independence from Analog Devices and its management, including the matters in the written disclosures we received from the auditors as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of the provision of non-audit services by the independent auditors with the auditors’ independence.

Based on its review and discussions, the Audit Committee recommended to our Board of Directors (and the Board of Directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended October 29, 2005. The Audit Committee and Board of Directors also have recommended, subject to ratification by the shareholders, the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending October 28, 2006.

Audit Committee*,

Kenton J. Sicchitano, Chairman
John L. Doyle
Lester C. Thurow

*	Mr. Thurow was a member of the Audit Committee at the time of the recommendation referred to above. Subsequently, in January 2006, Christine King began, and Mr. Thurow ceased, serving on the Audit Committee.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended October 29, 2005 and October 30, 2004.

	Fiscal 2005	Fiscal 2004

Audit Fees	$1,928,000	$1,533,000
Audit-Related Fees	510,000	211,000
Tax Fees	570,000	821,000

Total Fees	$3,008,000	$2,565,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, international statutory audits, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

These are fees for assurance and related services and consisted primarily of specific internal control process reviews, audits of employee benefit plans, and consultations regarding accounting and financial reporting.

Tax Fees

These are fees for professional services related to tax return preparation services for our expatriates, international tax returns, tax advice and assistance with international tax audits. Included in this amount are fees of $427,000 for tax compliance services for our international affiliates and tax return preparation services for our expatriate employees on international assignments.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Analog by the independent auditors during the following 12 months. At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to Analog.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved (1) by the entire Audit Committee if the cost of the service exceeds $100,000 or (2) by the Chairman of the Audit Committee if the cost of the service is less than $100,000 but greater than $10,000. If the cost of any service exceeds the pre-approved monetary limit, individual items with a cost of less than $10,000 each do not require further pre-approval, provided that the total cost of all such individual items does not exceed $40,000 and an update of all items in this category is provided to the Audit Committee at each quarterly scheduled meeting. However, if the cost of all such individual items will exceed $40,000, the Chairman of the Audit Committee must receive a summary of such items with a request for approval of any amounts to be incurred in excess of $40,000.

The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve any audit or non-audit services to be provided to Analog by the independent registered public accounting firm for which the cost is less than $100,000. During fiscal year 2005, no services were provided to Analog by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Directors’ Compensation

Messrs. Fishman and Stata were the only directors during fiscal 2005 that were also employees of Analog. Mr. Fishman’s compensation is included in the Summary Compensation Table on page 19 and Mr. Stata’s compensation is included under “— Certain Relationships and Related Transactions.” The following is a summary of the compensation paid to non-employee directors:

Fees

During fiscal year 2005, we paid each non-employee director an annual retainer of $40,000. We also paid an annual retainer of $10,000 to the Chairs of each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee. We also reimburse our directors for travel and other related expenses. Each director can elect to defer receipt of his or her fees, and, prior to January 1, 2005, the proceeds from the exercise of certain stock options, under our Deferred Compensation Plan. See “Information About Executive Compensation — Deferred Compensation Plan.”

Stock Options

We grant to each non-employee director annually a stock option to purchase shares of our common stock at an exercise price per share equal to the fair market value per share on the date of grant. These grants are made on the same date as annual grants are made to our executive officers. The options are exercisable, subject to continued service on our Board of Directors, in three equal annual installments on each of the first, second and third anniversaries of the grant date. In accordance with this policy, on December 7, 2004, we granted to each non-employee director options for the purchase of 18,000 shares of our common stock at an exercise price of $37.70 per share.

For fiscal 2006, the Board revised its policy to reduce the annual director grants from 18,000 to 15,000 shares, consistent with the reduction in option grants to officers and employees. Accordingly, on December 6, 2005, we granted stock options to each non-employee director for the purchase of 15,000 shares of our common stock at an exercise price of $39.44 per share, with the exception of Mr. Hodgson, who received a pro-rated annual option grant of 3,750 shares because he had received a grant of an option for 18,000 shares upon joining the Board in September 2005.

Certain Relationships and Related Transactions

During fiscal year 2005, we paid Mr. Stata, our founder and Chairman of the Board of Directors, a salary for his services as an employee of Analog Devices in the amount of $200,000, a cash bonus of $53,423 under the Company’s bonus plan for all employees, a cash service award of $7,401 pursuant to our Employee Service Award Program, and other compensation of $13,692 representing the amount contributed or accrued by us in fiscal year 2005 under applicable retirement arrangements. Mr. Stata was also given gifts valued at $13,278 in honor of the 40th anniversary of his founding of Analog Devices.

In fiscal 2005, the amount of interest credited with respect to Mr. Stata’s deferred compensation balance in our Deferred Compensation Plan in excess of 120% of the applicable federal long-term rate (5.57%) was $454,121, and the total amount of interest credited to Mr. Stata’s deferred compensation balance in fiscal 2005 (without any reduction for the amount of interest earned by Analog Devices on assets related to such deferred compensation balance) was $3,956,422. Mr. Stata’s deferred compensation balance was distributed, upon his request, in December 2005. See “Information About Executive Compensation-Deferred Compensation Plan” for further information.

On December 7, 2004, we granted a stock option to Mr. Stata for the purchase of 50,000 shares of our common stock at an exercise price of $37.70 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in three equal annual installments, on each of the third, fourth and fifth anniversaries of the grant date. Following the end of fiscal year 2005, on December 6, 2005, we granted a stock option to Mr. Stata for the purchase of 40,000 shares of our common stock at an exercise price of $39.44 per share. This option is exercisable, subject to Mr. Stata’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date.

As of June 27, 2005, we employ Adam S. Champy, the son of James A. Champy, a director of Analog Devices, as a micromachining market engineer. Adam Champy joined Analog after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. In fiscal year 2005, Adam S. Champy received $33,654 of cash compensation and, on June 27, 2005, was granted a stock option for the purchase of 3,000 shares of our common stock at an exercise price of $37.28 per share.

During fiscal year 2005, we had a contract with Fidelity Employer Services Company LLC (FESCO), Fidelity Institutional Retirement Services Company (FIRSCO), and Fidelity Brokerage Services LLC (FBS) to provide payroll and benefits administration, Deferred Compensation Plan administration, 401(k) plan administration, and stock plan administration. Fidelity Management Trust Company (FMTC) serves as trustee with respect to the assets of our 401(k) plan and Deferred Compensation Plan. We paid fees for these services totaling approximately $1.7 million in fiscal year 2005. Additionally, fees are paid by plan participants in the form of commissions and brokerage fees generated on various transactions. FESCO, FIRSCO, FBS and FMTC are subsidiaries of FMR Corp. Based on a Form 13F-HR filed by FMR Corp. on November 14, 2005, FMR Corp. beneficially owned more than five percent of our common stock as of September 30, 2005.

INFORMATION ABOUT EXECUTIVE COMPENSATION

Summary Compensation

The following table contains certain information about the compensation for each of the last three fiscal years of our chief executive officer, our four other most highly compensated executive officers who were serving as executive officers on October 29, 2005 and our chief financial officer:

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation (1)				Awards
					Other	Number of
					Annual	Securities	All Other
	Fiscal	Salary		Bonus	Compensation	Underlying	Compensation
Name and Principal Position	Year	($)(2)		($)(2)	($)(3)	Options(4)	($)(5)(6)

Jerald G. Fishman	2005	930,935		414,445	1,003,632	400,000	65,165
President and Chief	2004	930,935		688,892	1,269,414	400,000	65,165
Executive Officer	2003	930,935		40,728	2,438,272	—	65,165
Brian P. McAloon	2005	430,219		143,648	33,490	65,000	21,511
Vice President, DSP	2004	430,219		238,771	151,241	65,000	30,115
and System Products Group	2003	430,219		13,444	264,878	669	30,115
Robert R. Marshall	2005	361,250		122,344	—	65,675	92,482
Vice President, Worldwide	2004	341,250		189,788	—	65,517	88,208
Manufacturing	2003	315,000		9,844	—	382	58,388
Robert P. McAdam	2005	361,250		122,344	—	65,675	92,482
Vice President and General	2004	340,750		189,533	—	65,517	91,880
Manager, Analog	2003	313,000		9,844	—	278	55,220
Semiconductor Components
Samuel H. Fuller	2005	362,066		104,773	49,291	35,000	25,345
Vice President, Research	2004	362,066		167,455	62,358	35,000	25,345
and Development	2003	362,066		9,052	123,401	—	25,345
Joseph E. McDonough	2005	341,403	(7)	106,786	87,637	65,000	23,828
Vice President, Finance	2004	403,477		223,930	197,105	65,000	31,676
and Chief Financial Officer	2003	403,477		12,609	400,626	—	28,243

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits comprised less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the executive officer for such year.

(2)	Reflects compensation earned in the fiscal years presented, including amounts deferred at the election of the executive officer pursuant to our Deferred Compensation Plan. See “— Deferred Compensation Plan.”

(3)	These amounts reflect only the interest earned in excess of the interest that would have been earned at a rate equal to 120% of the applicable federal long-term rate, under the fixed-rate investment option on deferred compensation balances. SEC regulations consider the “market rate” to be 120% of the applicable federal long-term rate, or AFR. Earnings credited to participants electing the fixed-rate investment option for fiscal year 2005 were calculated using an average interest rate of 6.48% and 120% of the average AFR was 5.57%. The total amounts of interest credited to participants’ deferred compensation accounts in fiscal 2005 are as follows: Mr. Fishman: $8,743,912; Mr. McAloon: $283,118; Mr. Fuller: $429,360; and Mr. McDonough: $761,276. See “— Deferred Compensation Plan” below for further information relating to this plan.

(4)	Each option has an exercise price equal to the fair market value of our common stock on the date of grant and generally becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the date of grant. The following table shows the grant date fair value, as determined below, for the options granted to the executive officers named in the Summary Compensation Table:

			Number of
			Securities	Grant Date
	Grant	Exercise	Underlying	Fair Value	Grant Date
Name	Date	Price	Options	per Share	Fair Value

Jerald G. Fishman	12/7/04	$37.70	400,000	$10.8266	$4,330,640
	12/10/03	$45.27	400,000	$27.9702	$11,188,080
Brian P. McAloon	12/7/04	$37.70	65,000	$10.8266	$703,729
	12/10/03	$45.27	65,000	$27.9702	$1,818,063
	6/2/03	$37.38	669	$22.8837	$15,309
Robert R. Marshall	6/1/05	$37.04	675	$11.0396	$7,452
	12/7/04	$37.70	65,000	$10.8266	$703,729
	6/1/04	$48.41	517	$29.2705	$15,133
	12/10/03	$45.27	65,000	$27.9702	$1,818,063
	6/2/03	$37.38	382	$22.8837	$8,742
Robert P. McAdam	6/1/05	$37.04	675	$11.0396	$7,452
	12/7/04	$37.70	65,000	$10.8266	$703,729
	6/1/04	$48.41	517	$29.2705	$15,133
	12/10/03	$45.27	65,000	$27.9702	$1,818,063
	6/2/03	$37.38	278	$22.8837	$6,362
Samuel H. Fuller	12/7/04	$37.70	35,000	$10.8266	$378,931
	12/10/03	$45.27	35,000	$27.9702	$978,957
Joseph E. McDonough	12/7/04	$37.70	65,000	$10.8266	$703,729
	12/10/03	$45.27	65,000	$27.9702	$1,818,063

The grant date fair-value of these options was computed using a Black-Scholes valuation methodology pursuant to Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. The grant date fair value of the options was estimated using the following assumptions:

	Exercise	Risk Free			Expected	Grant Date
	Price Per	Interest	Dividend	Expected	Life in	Fair Value
Grant Date	Share	Rate	Yield	Volatility	Years	Per Share

6/1/2005	$37.04	3.60%	1.08%	30.45%	5.00	$11.0396
12/7/2004	$37.70	3.60%	0.64%	27.04%	5.00	$10.8266
6/1/2004	$48.41	4.02%	0.50%	67.47%	5.73	$29.2705
12/10/2003	$45.27	3.48%	0.35%	69.32%	5.76	$27.9702
6/2/2003	$37.38	2.34%	0.00%	72.08%	5.17	$22.8837

The actual value realized from the option, if any, will depend on the future sale price after the option is exercised and the shares are sold.

(5)	Reflects amounts contributed or accrued by us in each fiscal year for Messrs. Fishman, McAloon, Fuller and McDonough under our retirement arrangements, including the amount we credited the account of these participants in our deferred compensation plan. The amount is equal to 7% of the greater of (1) the amount of compensation deferred during the calendar year or (2) the participant’s compensation for that calendar year in excess of the compensation limit that applies for the calendar year under The Investment Partnership Plan of Analog Devices. See “— Deferred Compensation Plan.”

(6)	With respect to Messrs. Marshall and McAdam, these amounts primarily consist of pension related costs. These amounts also include $3,672 paid to Mr. McAdam in fiscal 2004 and $3,168 paid to Mr. Marshall in fiscal 2003 in connection with our Employee Service Award Program.

(7)	Mr. McDonough was on sabbatical during a portion of the year.

Option Grants in Fiscal 2005

The following contains information regarding stock options granted during fiscal year 2005 to the executive officers named in the Summary Compensation Table:

Option Grants in Last Fiscal Year

			Percent
			of Total
	Number of		Options			Potential Realizable Value
	Securities		Granted to	Exercise		at Assumed Annual Rates
	Underlying		Employees	Price per		of Stock Price Appreciation
	Options		in Fiscal	Share	Expiration	for Option Term(5)
Name	Granted		Year(3)	($)(4)	Date	5% ($)	10% ($)

Jerald G. Fishman	400,000	(1)	3.13%	$37.70	12/07/14	$9,483,731	$24,033,636
Brian P. McAloon	65,000	(1)	0.51%	$37.70	12/07/14	$1,541,106	$3,905,466
Robert R. Marshall	65,000	(1)	0.51%	$37.70	12/07/14	$1,541,106	$3,905,466
	675	(2)	0.01%	$37.04	6/01/15	$15,724	$39,847
Robert P. McAdam	65,000	(1)	0.51%	$37.70	12/07/14	$1,541,106	$3,905,466
	675	(2)	0.01%	$37.04	6/01/15	$15,724	$39,847
Samuel H. Fuller	35,000	(1)	0.27%	$37.70	12/07/14	$829,826	$2,102,943
Joseph E. McDonough	65,000	(1)	0.51%	$37.70	12/07/14	$1,541,106	$3,905,466

(1)	Represents options granted on December 7, 2004. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and becomes exercisable, subject to the optionee’s continued employment with us, in three equal installments, on each of the third, fourth and fifth anniversaries of the grant date.

(2)	Represents options granted on June 1, 2005. Each option has an exercise price per share equal to the fair market value per share of our common stock on the date of grant and became exercisable on July 30, 2005.

(3)	Calculated based on stock options to purchase an aggregate of 12,778,466 shares of our common stock granted to employees during fiscal year 2005.

(4)	The exercise price per share is equal to the fair market value per share of our common stock on the date of grant.

(5)	Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of option exercises.

Following the end of fiscal year 2005, on December 6, 2005, we granted stock options for the purchase of 50,000 shares of our common stock to each of Messrs. Marshall and McDonough, stock options for the purchase of 40,000 shares to Mr. McAdam and stock options for the purchase of 25,000 shares to Mr. Fuller, in each case at an exercise price of $39.44 per share. These options are exercisable, subject to the optionee’s continued employment with us, in five equal annual installments, on each of the first, second, third, fourth and fifth anniversaries of the grant date except for Mr. McDonough’s option, which is exercisable in installments of one-fifth on each of the first and second anniversaries of the grant date and three-fifths on the third anniversary of the grant date. At Mr. Fishman’s request, the Compensation Committee has granted to him no stock options since the end of fiscal year 2005, consistent with the Company’s objective to reduce its overall annual stock option dilution rate.

Aggregated Option Exercises During Fiscal 2005 and Fiscal Year-End Option Values

The following table contains information concerning the exercise of stock options during the fiscal year ended October 29, 2005 by each of our executive officers named in the Summary Compensation Table and the number and value of unexercised options held by each of them on October 29, 2005:

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
		Value	Year-End (#)		at Fiscal Year-End ($)(2)
	Shares Acquired	Realized	Exercisable/		Exercisable/
Name	on Exercise (#)	($)(1)	Unexercisable		Unexercisable

Jerald G. Fishman	95,000	2,854,525	2,105,630	/ 1,603,334	25,307,275	/ 3,680,000
Brian P. McAloon	—	—	340,456	/ 261,668	3,445,252	/ 604,051
Robert R. Marshall	—	—	457,676	/ 253,851	7,099,190	/ 588,800
Robert P. McAdam	50,000	1,685,750	497,572	/ 253,851	8,158,590	/ 588,800
Samuel H. Fuller	11,051	313,117	173,097	/ 133,334	1,223,205	/ 294,400
Joseph E. McDonough	15,000	462,675	243,263	/ 253,334	1,233,400	/ 588,800

(1)	Value represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value of unexercised in-the-money options represents the difference between the closing price per share of our common stock on October 28, 2005, the last trading day of fiscal year 2005 ($34.61), and the exercise price per share of the stock option, multiplied by the number of shares subject to the stock option.

Pension Plan

Messrs. Marshall and McAdam are the only executive officers named in the Summary Compensation Table included in this proxy statement who participate in a defined-benefit plan, The Analog Devices B.V. Executive Pension Scheme.

The Analog Devices B.V. Executive Pension Scheme

The Analog Devices B.V. Executive Pension Scheme is a defined-benefit pension plan covering all permanent, full-time executive employees of our Irish subsidiaries. This pension plan has the following features:

A participant will be entitled to receive an annual pension equal to the sum of 1/60th of the participant’s “final pensionable salary”, multiplied by the number of years of “pensionable service” with us. “Final pensionable salary” is defined as the annual average of the three highest consecutive “pensionable salaries” during the 10 years preceding the normal retirement date or earlier termination date. “Pensionable salary” is defined at any date as the salary on that date less an amount equal to one and one-half times the Contributory Old Age Pension payable under the Social Welfare Acts in Ireland. “Pensionable service” is defined as the period of service of the participant with us up to the normal retirement date, the date of earlier retirement or the date of terminating service with us. For senior executives retiring at age 60, pensionable service is defined as if service continued to age 65. The normal retirement date under the pension plan is defined as the last day of the month in which a participant attains his or her 65th birthday. For senior executives, the retirement age under the pension plan is 60.

Pension Plan Table(1)(2)
Annual Estimated Benefits Provided by
The Analog Devices B. V. Executive Pension Scheme

	Years of Service
Remuneration	15	20	25	30	35

$125,000	$35,756	$44,695	$53,634	$62,573	$71,512
150,000	44,089	55,112	66,134	77,156	88,179
175,000	52,423	65,528	78,634	91,740	104,845
200,000	60,756	75,945	91,134	106,323	121,512
225,000	69,089	86,362	103,634	120,906	138,179
250,000	77,423	96,778	116,134	135,490	154,845
300,000	94,089	117,612	141,134	164,656	188,179
400,000	127,423	159,278	191,134	222,990	254,845
450,000	144,089	180,112	216,134	252,156	288,179
500,000	160,756	200,945	241,134	281,323	321,512

(1)	For the purpose of calculating the amounts shown in the table, we have assumed that the participants in the specified ranges are senior executives who retired on October 29, 2005 at the age of 60 and that all payments were made on a straight life annuity basis. These payments are not subject to any further deduction for social security benefits or other offset amounts.

(2)	Each of Messrs. Marshall and McAdam had approximately 26 years of credited service under this pension plan as of October 29, 2005, and are considered senior executives for the purposes of the pension plan. As part of their employment arrangements with us, Messrs. Marshall and McAdam will be, in the event that they retire at age 60, entitled to have their pension benefits increased to the maximum amount payable under the pension plan (which is two-thirds of final pensionable salary). However, their benefits under the pension plan will be pro rated based on their years of service with us if they retire prior to age 60. Compensation covered under this pension plan includes the salaries shown in the Summary Compensation Table included in this proxy statement.

Option Program Description

Our stock option program is a broad-based, long-term employee retention program that is intended to attract, retain and motivate our employees, officers and directors and to align their interests with those of our shareholders. We have two plans under which we currently grant stock options:

•	The 1998 Stock Option Plan, as amended, under which officers, directors and employees of Analog are granted options to purchase shares of our common stock; and

•	The 2001 Broad-Based Stock Option Plan, as amended, under which options to purchase shares of our common stock may be granted to all employees, consultants and advisors of Analog, other than officers or directors.

Substantially all of our employees participate in one or both of these plans. All options have a term of ten years and generally vest either in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Our option plans do not permit us to grant options at exercise prices that are below the fair market value of our common stock as of the date of grant. We believe that these plans are critical to our efforts to create and maintain a competitive advantage in the extremely competitive semiconductor industry.

We plan to reduce the dilution related to our option program to approximately 2.3% in fiscal year 2006. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants for the year, net of options forfeited by employees leaving Analog, divided by total outstanding shares of our common stock as of the end of the fiscal year.

All stock option grants to executive officers and directors can be made only from shareholder-approved plans and are made after a review by, and with the approval of, the Compensation Committee of our Board of Directors. All members of the Compensation Committee are independent directors, as defined by the New York Stock Exchange.

In December 2002, our Board of Directors adopted an amendment to each of our 2001 Broad-Based Stock Option Plan and our 1998 Stock Option Plan to provide that the terms of outstanding options under these plans may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of October 29, 2005 about the securities issued, or authorized for future issuance, under our equity compensation plans, consisting of our 2001 Broad-Based Stock Option Plan, our 1998 Stock Option Plan, our Restated 1994 Director Option Plan, our Restated 1988 Stock Option Plan, our 1992 Employee Stock Purchase Plan, our 1998 International Employee Stock Purchase Plan and our Employee Service Award Program.

Equity Compensation Plan Information

	(a)		(b)	(c)
				Number of Securities
			Weighted-Average	Remaining Available for
	Number of Securities to be		Exercise Price of	Future Issuance Under
	Issued Upon Exercise of		Outstanding	Equity Compensation Plans
	Outstanding Options,		Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights(1)		and Rights	Reflected in Column (a))

Equity compensation plans approved by shareholders	48,561,635		$35.03	12,405,844	(2)
Equity compensation plans not approved by shareholders	36,854,012	(3)	$31.07	12,623,395	(4)

Total	85,415,647		$32.78	25,029,239	(5)

(1)	This table excludes an aggregate of 73,731 shares issuable upon exercise of outstanding options assumed by Analog in connection with various acquisition transactions. The weighted average exercise price of the excluded options is $5.49.

(2)	Includes 1,076,845 shares issuable under our 1992 Employee Stock Purchase Plan, of which up to 521,326 shares are issuable in connection with the current offering period ending June 1, 2006.

(3)	Represents shares issuable upon exercise of outstanding options granted pursuant to our 2001 Broad-Based Stock Option Plan, which did not require the approval of shareholders and has not been approved by our shareholders.

(4)	Includes 252,353 shares issuable under our 1998 International Employee Stock Purchase Plan, of which up to 91,336 shares are issuable in connection with the current offering period ending June 1, 2006; and 243,353 shares issuable under our Employee Service Award Program.

(5)	Includes 1,329,198 shares issuable under our employee stock purchase plans, of which up to 612,662 shares are issuable in connection with the current offering period ending June 1, 2006; and 243,353 shares issuable under our Employee Service Award Program.

2001 Broad-Based Stock Option Plan

In December 2001, our Board of Directors adopted the 2001 Broad-Based Stock Option Plan pursuant to which non-statutory stock options for up to 50,000,000 shares of common stock may be granted to employees, consultants or advisors of Analog and its subsidiaries, other than executive officers and directors. The 2001 plan was filed most recently as an exhibit to our Annual Report on Form 10-K for the fiscal year ended November 2, 2002 (File No. 1-7819) as filed with the SEC on January 29, 2003. In December 2002, our Board of Directors adopted an amendment to the 2001 plan to provide that the terms of outstanding options under the 2001 plan may not be amended to provide an option exercise price per share that is lower than the original option exercise price per share.

Our Board of Directors is authorized to administer the 2001 plan. Our Board of Directors is authorized to adopt, amend and repeal the administrative rules relating to the 2001 plan and to interpret the provisions of the 2001 plan. Our Board of Directors may amend, suspend or terminate the 2001 plan at any time. Our Board of Directors has delegated to the Compensation Committee authority to administer certain aspects of the 2001 plan.

Our Board of Directors and our Compensation Committee have the authority to select the recipients of options under the 2001 plan and determine (1) the number of shares of common stock covered by such options, (2) the dates upon which such options become exercisable (which is typically in three equal installments on each of the third, fourth and fifth anniversaries of the date of grant; four equal installments on each of the second, third, fourth and fifth anniversaries of the date of grant; or five equal installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant), (3) the exercise price of options (which may not be less than the fair market value of the common stock on the date of grant), and (4) the duration of the options (which may not exceed 10 years).

If any option granted under the 2001 plan expires or is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by that option will again be available for grant under the 2001 plan. No option may be granted under the 2001 plan after December 5, 2011, but options previously granted may extend beyond that date.

Our Board of Directors is required to make appropriate adjustments in connection with the 2001 plan to reflect any stock split, stock dividend, recapitalization, liquidation, spin-off or other similar event. The 2001 plan also contains provisions addressing the consequences of any reorganization event or change in control.

If a reorganization event occurs, the 2001 plan requires our Board of Directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options, would become exercisable in full and would terminate immediately prior to the consummation of the reorganization event. If those options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. If the reorganization event also constitutes a change in control, one-half of the shares of common stock subject to then outstanding unvested options would become immediately exercisable and the remaining one-half of the unvested options would continue to vest in accordance with the original vesting schedules of such options, provided that any remaining unvested options held by an optionee would vest and become exercisable in full if, on or prior to the first anniversary of the change in control, such optionee’s employment is terminated without “cause” or for “good reason” (as those terms are defined in the 2001 plan).

1998 International Employee Stock Purchase Plan

The 1998 International Employee Stock Purchase Plan, as amended to date, or the International ESPP, was adopted by the Board of Directors in June 1998 and most recently amended by the Board in December 2005. The International ESPP is intended to provide a method whereby employees of subsidiary corporations of ADI residing in countries other than the United States have the opportunity to acquire shares of common stock of ADI. There are a total of 1,000,000 shares of ADI common stock authorized for issuance under the International ESPP, of which 747,647 shares have been issued as of the date of this proxy statement.

The Board of Directors has appointed the Compensation Committee of the Board to administer the International ESPP. The Compensation Committee is authorized to interpret the provisions of the International ESPP and adopt rules relating to its administration, subject to the final jurisdiction of the Board of Directors. The Board of Directors may at any time terminate or amend the International ESPP. Unless extended or earlier terminated by the

Board of Directors, the International ESPP will terminate on June 1, 2008. During fiscal 2005, our Board of Directors decided that the current offering period, which ends June 1, 2006, will be the last offering period under the International ESPP.

The International ESPP permits eligible employees to purchase during one or more offering periods shares of ADI common stock. An offering period generally extends for twelve months; however, the Board of Directors or the Compensation Committee may in its discretion choose a different period of fewer than twelve months. The purchase price per share under the International ESPP is equal to the lower of 85% of the composite closing price of a share of ADI common stock as reported on the NYSE on the offering commencement date or the offering termination date. Under the International ESPP, employees may authorize ADI to withhold up to 10% of their annual base salary (or, in the case of an offering of less than twelve months, up to 10% of their base salary for each payroll period in that offering period) to purchase shares under the International ESPP, subject to certain limitations.

The Board of Directors is required to make appropriate adjustments with respect to the International ESPP in the event of a change in the outstanding shares of common stock of ADI by reason of a stock dividend, subdivision, combination or exchange of shares, recapitalization or other similar event. The International ESPP also contains provisions addressing the consequences of a merger or consolidation of ADI or a sale of assets of ADI.

Employee Service Award Program

The Employee Service Award Program, or the Program, is designed to recognize and thank employees for their long-term working relationship with ADI. All regular employees of ADI who are not executive officers are eligible to receive these awards in the form of ADI common stock. Executive officers of ADI receive these awards in cash in lieu of stock. The awards are granted to employees starting with the employee’s tenth anniversary of employment with ADI and thereafter at the end of each subsequent five-year period of employment with ADI. The value of the award at the employee’s tenth anniversary with ADI is $1,000 and the value of the award increases by $500 at each subsequent five-year service milestone. The number of shares awarded to an eligible employee is equal to the dollar value of the award divided by the closing per share price of ADI common stock as reported on the NYSE on a specified date. The Board of Directors may terminate, amend or suspend the Program at any time in its discretion.

Severance and Other Agreements

We have change in control employee retention agreements with each of our 11 current executive officers and with 42 additional key managers providing for severance benefits in the event of termination within 24 months following a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if (1) we terminate the employee (other than termination for “cause”), or (2) the employee terminates his or her employment for “good reason” (as defined in his or her retention agreement) within 24 months after a change in control (as defined in each retention agreement) that was approved by our Board of Directors. The retention agreements also provide for severance benefits if an employee is terminated (other than for “cause”) within 12 months after a change in control that was not approved by our Board of Directors. The retention agreements do not provide for severance benefits in the event of an employee’s death or disability. Each retention agreement provides that, in the event of a potential change in control (as defined in each retention agreement), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of the potential change in control. The retention agreements are automatically renewed each year unless we give the employee three months’ notice that his or her agreement will not be extended.

The retention agreements provide for the following severance benefits: (1) a lump-sum payment equal to 200% (299% in the case of 11 of the 53 employees who are parties to the agreements, including Messrs. Fishman, McAloon, Marshall, McAdam, Fuller and McDonough) of the sum of the employee’s annual base salary plus the total cash bonuses paid or awarded to him or her in the four fiscal quarters preceding his or her termination, and (2) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, if payments to the employee under his or her retention agreement (together with any other payments or benefits, including the accelerated vesting of stock options or restricted stock awards that the employee receives in connection with a change in control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, the retention agreements provide for the payment of an additional amount so that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code.

For other employees and senior management who are not parties to retention agreements, we have change in control policies in place that provide for lump-sum severance payments, based on length of service with us, in the event of the termination of his or her employment under certain circumstances within 18 months after a change in control (as defined in these policies). Severance payments range from a minimum of 2 weeks of annual base salary (for hourly employees with less than 5 years of service) to a maximum of 104 weeks of base salary. In addition to this payment, senior management employees with at least 21 years of service receive an amount equal to the total cash bonuses paid or awarded to the employee in the four fiscal quarters preceding termination. In addition to the agreements and policies described above, certain of our stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any change in control of Analog Devices.

On November 14, 2005, we entered into an employment agreement with Jerald G. Fishman. Under the employment agreement, the Company has agreed to continue to employ Mr. Fishman, and Mr. Fishman has agreed to continue to serve, as President and Chief Executive Officer of our Company for a term of five years. The employment agreement provides for severance benefits if Mr. Fishman’s employment with us is terminated without “cause” or terminates for “good reason,” as each of those terms is defined in his employment agreement. These benefits will be paid, following a change in control, only if they are greater than the severance benefits provided under his employee retention agreement. The benefits provided under the employment agreement are as follows: a lump-sum payment equal to (1) Mr. Fishman’s base salary at the time of termination plus his target annual bonus (i.e. the agreed upon percentage of his base salary) for the fiscal year in which termination occurs, multiplied by (2) a number equal to the lesser of (a) three or (b) the number of full years (plus a fraction representing any partial year) remaining in the employment period immediately prior to such termination. Mr. Fishman’s employment agreement also provides that if his employment with us is terminated without “cause” or terminates for “good reason,” all then unvested outstanding stock options to purchase common stock of our company held by Mr. Fishman become fully vested and exercisable in full.

Deferred Compensation Plan

Since 1995, our executive officers and directors, along with 76 management and engineering employees are currently eligible to participate in the Deferred Compensation Plan, or the DCP. The DCP was established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation, which includes salary, bonus, director fees and the company matching contribution as described below. Prior to January 1, 2005, participants could also defer gains on stock options and restricted stock granted before July 23, 1997. The Company has operated the DCP in a manner it believes is consistent with Internal Revenue Service guidance regarding non qualified deferred compensation plans.

We credit each participant’s account with earnings each year on the deferred amounts. These earnings represent the amounts that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant). Participants have elected to invest most of their DCP balances in a fixed-rate investment option that provides for a return based on the Moody’s Baa index. Earnings credited to participants electing the fixed-rate investment option for fiscal 2005 were calculated using an average interest-rate of 6.48%.

In addition, for each calendar year, we credit the account of each participant with a contribution designed to approximate the additional contribution that would have been made under The Investment Partnership Plan for the participant if certain limitations under the Internal Revenue Code did not exist. This contribution (the company match) is equal to 7% of the greater of (1) the amount of compensation deferred by the participant during that calendar year or (2) the participant’s compensation for that calendar year in excess of the compensation limit that applies under The Investment Partnership Plan of Analog Devices. The compensation limit that applies under The Investment Partnership Plan for calendar year 2006 is $220,000.

Under the terms of the DCP, only the payment of the compensation earned is deferred and there is no deferral of the expense in the Company’s financial statements related to the participant’s deferred compensation and investment earnings. Salary, bonuses, directors fees and investment earnings on deferred balances are charged to our income statement as an expense in the period they are earned. The Company’s balance sheet includes separate line items for the Deferred Compensation Plan Investments and Deferred Compensation Plan Liabilities.

The Company holds DCP assets in a separate trust segregated from other assets. To the extent possible, the Company invests in the same investment alternatives that the DCP participants select for their DCP balances. As a result, a small portion of these assets are invested in mutual funds. Since most participants have selected a fixed rate investment option, the remaining portion of these assets are invested in high-quality, short-term interest-bearing instruments.

Participants who terminate their employment with us due to retirement, disability or death will be paid their Deferred Compensation Plan balance in either a lump sum or in installments over ten or fewer years, based on the elections they have made. Participants who terminate their employment with us for any other reason will receive payment of their Deferred Compensation Plan balance in the form of a lump sum.

The enactment of tax legislation in 2004 imposed significant changes on deferred compensation plans. The Company has conformed its DCP to the current tax law. As permitted by the current tax law, the Company in fiscal 2005 offered participants the opportunity to withdraw funds from the DCP until December 31, 2005.

The following table shows for each executive officer named in the Summary Compensation Table and director who participates in the DCP the deferred compensation activity for fiscal year 2005:

			Fiscal Year 2005 Activity
	Deferred		Deferred Salary,			Deferred
	Compensation		Bonus, Director	Earnings on		Compensation
	Balance at		Fees and	Deferred		Balance at
Name	October 30, 2004		Company Match	Income(3)	Distributions	October 29, 2005

Mr. Fishman	$134,480,537	(1)	$1,451,946	$8,743,912	—	$144,676,395	(4)
Mr. Stata	$62,586,416	(1)	$93,780	$4,012,042	—	$66,692,238	(4)
Mr. McAloon	$17,435,471	(1)	—	$243,444	$(17,678,915)	—
Mr. McDonough	$22,939,808	(1)	$143,244	$890,964	$(23,974,016)	—
Mr. Fuller	$6,844,720	(1)(2)	$99,291	$444,262	$(2,475,000)	$4,913,273	(5)
Mr. Saviers	$294,694	(2)	$11,250	$37,547	$(343,491)	—
Mr. Champy	$77,889	(2)	$30,000	$15,437	$(123,326)	—
Mr. Thurow	$78,086	(2)	—	$5,910	—	$83,996	(4)

(1)	These amounts represent deferred compensation amounts earned in prior years (i.e. from the inception of the DCP in 1995 to October 30, 2004) relating to prior year exercises of stock options (granted between December 11, 1991 and July 23, 1997), restricted stock gains, salary, bonus, the company matching contribution as described above, and earnings on the DCP balances.

(2)	These amounts represent deferred compensation from director fees earned in prior years (i.e. from the inception of the DCP in 1995 to October 30, 2004) and the earnings on the DCP balances.

(3)	A portion of these amounts are reported in the Summary Compensation Table on page 19.

(4)	Messrs. Fishman, Stata and Thurow withdrew their entire DCP balances in December 2005.

(5)	Mr. Fuller withdrew $1,250,000 from the DCP in December 2005.

Report of the Compensation Committee

Our executive compensation program is designed to attract, retain and reward the executives responsible for leading us toward the achievement of our business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants. All compensation for executive officers is reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal year 2005 as they affected each of our executive officers.

Compensation Philosophy

Our executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to our current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of our shareholders. Our philosophy has been in recent years to increase the proportion of total compensation for executive officers attributable to variable compensation.

Our compensation policy seeks to relate compensation with our financial performance and business objectives. We reward individual performance and also tie a significant portion of total executive compensation to the annual and long-term performance of Analog Devices. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. To that extent, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

The Compensation Committee has retained a compensation consultant to assist, among other things, in establishing annual compensation levels for executive officers.

Executive Compensation Program

Annual compensation for our executives consists of three principal elements: base salary, bonus, and equity ownership in the form of stock options.

•	Cash Compensation

Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for our executives for fiscal 2005, the Compensation Committee reviewed compensation for comparable positions in a group of seven peer companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. We also regularly compare our pay practices with other leading companies through reviews of survey data and information gleaned from the public disclosure filings of publicly-traded companies.

Increases in annual base salary are based on an evaluation of the performance of the operation or activity for which an executive has responsibility, the impact of that operation or activity on our overall performance, the skills and experience required for the job, and a comparison of these elements with similar elements for other executives both within and outside Analog Devices.

During fiscal 2005, our executive officers participated in the same bonus plan as our employees. Under that plan, approved by our Board of Directors, the sole financial performance metric was operating profit before tax as a percentage of sales. Operating profit before tax was adjusted for the purposes of this bonus calculation, in the discretion of the Compensation Committee, to exclude special charges relating to restructuring actions. The ratio of bonus to base salary varies significantly across the levels in our organization to reflect the ability of the individual to impact our overall performance and generally, is higher for employees with higher base salaries. For fiscal 2005, we paid bonuses to the executive officers named in the Summary Compensation Table that ranged from 29% to 45% of their respective base salaries.

•	Equity Ownership

Total compensation at the executive level also includes long-term incentives afforded by stock options. The purpose of our stock ownership program is to reinforce the mutuality of long-term interests between our employees and shareholders, and to assist in the attraction and retention of important key executives, managers and individual contributors, mostly engineers, who are essential to our success.

We have a goal to keep dilution related to our option program to approximately 2.3%, net of forfeitures, in fiscal 2006. The dilution percentage is calculated as the total number of shares of common stock underlying new option grants for the year, net of options forfeited by employees leaving Analog, divided by total outstanding shares of our common stock.

The design of our stock programs includes time-based vesting periods to optimize the retention value of these options and to orient our managers to longer-term success. Generally, if employees leave Analog Devices before completion of these vesting periods, they forfeit the unvested portions of these awards. Our options typically do not fully vest until five years from the date of grant. While we believe that these longer vesting periods are in the best interest of our shareholders, they tend to increase the number of stock options outstanding at any given time compared to companies that grant stock options with shorter vesting schedules.

The number of shares of common stock underlying stock option awards is generally intended to reflect the significance of the executive’s current and anticipated contributions to our overall performance. The exercise price per share of the stock options we grant is equal to the fair market value of a share of our common stock on the date of grant. Before awarding any stock option grants to our executives, the Compensation Committee reviews survey information of the stock option programs of peer companies and other companies with comparable capitalization. The value realizable from exercisable stock options depends on the price of our common stock at the time the stock is sold.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan under which our executive officers and directors, along with a group of management and engineer employees, are eligible to defer receipt of all or any portion of their compensation. See “— Deferred Compensation Plan” above for further information regarding this plan.

Chief Executive Officer Fiscal 2005 Compensation

Mr. Fishman, in his capacity as our President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to our other senior executives. Prior to establishing Mr. Fishman’s compensation level for fiscal 2005, the Committee reviewed all forms of Mr. Fishman’s compensation, including the aggregate value of his stock options held at fiscal year-end, his deferred compensation plan balances and potential obligations under his change in control retention agreement. The Committee’s goal was to set Mr. Fishman’s total compensation at the higher end of the range of chief executive officers of peer companies. For fiscal 2005, Mr. Fishman’s annual base salary was set at $930,935 and he earned a bonus of $414,445. Also, on December 7, 2004, we granted a stock option to Mr. Fishman for 400,000 shares of our common stock at an exercise price of $37.70 per share.

The retention of Mr. Fishman’s salary at the same level as that paid to Mr. Fishman since 2003 reflects ADI’s continued efforts to constrain expenses throughout the organization and to increase the variable portion of executive officers’ compensation. For fiscal 2005, Mr. Fishman’s target bonus award was 100% of his annual base salary. The bonus award paid to Mr. Fishman for fiscal 2005 represented 45% of Mr. Fishman’s base salary and was calculated under the company-wide bonus plan based on the Company’s operating profit before tax as a percentage of revenue. Operating profit before tax was adjusted for the purposes of all bonus calculations, including Mr. Fishman’s bonus calculation, to exclude special charges relating to restructuring actions. In establishing Mr. Fishman’s compensation for fiscal 2005, the Committee took into account Mr. Fishman’s strong leadership in guiding ADI through the downturn in the semiconductor industry, his position as a leading executive in the semiconductor industry and ADI’s performance over the past fiscal year relative to its peer companies.

On November 14, 2005, we entered into an employment agreement with Mr. Fishman. Under the employment agreement, we agreed to continue to employ Mr. Fishman, and Mr. Fishman has agreed to continue to serve, as President and Chief Executive Officer of our company for a term of five years. The employment agreement provides for an annual base salary subject to future increase by the Compensation Committee, and provides for the payment of annual bonuses and annual equity incentive awards as determined by the Compensation Committee. The employment agreement also provides for the establishment of a long-term equity and/or cash retention arrangement for Mr. Fishman upon such terms that may in the future be agreed upon by Mr. Fishman and the Compensation Committee. See “— Severance and Other Agreements.”

For fiscal 2006, the Committee has maintained Mr. Fishman’s salary at $930,935 and, at Mr. Fishman’s request, has granted to him no stock options, consistent with the Company’s objective to reduce its overall annual stock option dilution rate. Mr. Fishman, along with all other executive officers, is eligible to participate in the Company’s executive bonus plan for fiscal 2006. The bonus payable under the executive bonus plan is based on the same metric as the fiscal 2006 bonus plan for Analog employees, but has three additional adjustments based on individual performance and Company performance. The primary metric is operating profit before tax as a percentage of revenue. Operating profit before tax can be adjusted for purposes of calculating the bonus payment at the sole discretion of the Compensation Committee. This percentage is used to calculate a bonus payout factor, which can range from zero to three. Mr. Fishman’s salary paid during the period is then multiplied by the bonus payout factor and his individual bonus target percentage. Mr. Fishman’s fiscal year 2006 bonus target percentage was set by the Compensation Committee at 120%. The bonus is then subject to an adjustment that can reduce, but not increase, the bonus calculated above by as much as 50% based on an evaluation of Mr. Fishman’s individual performance. The bonus derived from the above calculation is then potentially further adjusted for each of the following Company performance-related items: (1) an adjustment to increase the bonus calculated above by 25% based on the Company’s sales growth during the bonus period relative to the sales growth of a group of peer companies selected by the Compensation Committee; and (2) an adjustment to increase the bonus calculated above, prior to the potential sales growth adjustment, by 25% if Analog’s annual fiscal year 2006 diluted earnings per share is equal to or exceeds the plan established at the beginning of the year. Diluted EPS can be adjusted for purposes of calculating the bonus payment at the sole discretion of the Compensation Committee. The last two potential adjustments are independently applied to the initial bonus calculation, and therefore, are not compounded. The Compensation Committee will determine, in its sole discretion, if the sales growth and EPS targets have been achieved.

Change in Control Arrangements

Under the terms of the change in control retention agreement and employment agreement between Mr. Fishman and Analog Devices, as described above under “— Severance and Other Agreements,” if Mr. Fishman were terminated without “cause” or resigned for “good reason” within 24 months following a change in control, he would receive, as of January 1, 2006, the following estimated benefits:

Severance amount	$5,585,610
Value of unvested in-the-money options that would accelerate upon termination(1)	$3,995,000
Continuation of benefits	$33,460
Total gross-up for taxes	$0

Total:	$9,614,070

(1)	Value is based on the difference between the exercise price per share and the closing price per share of our common stock on December 30, 2005 ($35.87). Actual value would depend on the share value at the time of a change in control.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers, except cash bonus awards, in a manner that is intended to avoid disallowance of deductions under Section 162(m), provided that a portion of the payments made to named executive officers in 2005 under the Deferred Compensation Plan prior to their cessation of employment will be subject to the Section 162(m) limitation. Nevertheless, there can be no assurance that compensation attributable to awards granted under Analog Devices’ plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Analog Devices and our shareholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee,

F. Grant Saviers, Chairman
James A. Champy
Paul J. Severino

Compensation Committee Interlocks and Insider Participation

During fiscal year 2005, Messrs. Champy and Saviers served as members of our Compensation Committee. Subsequent to the end of fiscal year 2005, Mr. Severino was appointed to the Compensation Committee. No member of our Compensation Committee was at any time during fiscal year 2005, or formerly, an officer or employee of Analog or any subsidiary of Analog. Mr. Champy’s son, Adam S. Champy, is employed by us as a micromachining market engineer. Adam Champy joined Analog after graduating from the Massachusetts Institute of Technology with a Masters of Engineering in Computer Science and Electrical Engineering. In fiscal year 2005, Adam S. Champy received $33,654 of cash compensation and, on June 27, 2005, was granted an option for the purchase of 3,000 shares of our common stock at an exercise price of $37.28 per share. No other member of our Compensation Committee had any relationship with us during fiscal year 2005 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

During fiscal year 2005, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Comparative Stock Performance Graph

The following graph compares cumulative total shareholder return on our common stock since October 27, 2000 with the cumulative total return for the Standard & Poor’s 500 Index and the Standard & Poor’s Information Technology Sector Index. This graph assumes the investment of $100 on October 27, 2000 in our common stock, the Standard & Poor’s 500 Index and the Standard & Poor’s Technology Sector Index and assumes all dividends are reinvested. Measurement points are the last trading day for each respective fiscal year.

Tentative Settlement of Stock Option Investigation

In our Form 10-K filing dated November 30, 2004, we disclosed that the Securities and Exchange Commission, or SEC, had initiated an inquiry into our stock option granting practices, focusing on options that were granted shortly before the issuance of favorable financial results. On November 15, 2005, we announced that a tentative settlement has been reached.

Since receiving notice of this inquiry, we have been cooperating with the SEC and believe that the matter will be concluded in the near future. We and our President and Chief Executive Officer, Mr. Fishman, have made an offer of settlement to the Staff of the SEC, which is subject to agreement regarding the specific language of the SEC’s administrative order and other settlement documents. The SEC Staff has decided to recommend the offer of settlement to the Commission. A final settlement is subject to review and approval by the Commission.

Our Board of Directors and Mr. Fishman believe that it is in the best interests of our shareholders to settle this case on the proposed terms rather than face a protracted dispute with the SEC.

The contemplated settlement addresses two separate issues. The first issue concerns our disclosure regarding grants of options to our employees and directors prior to the release of favorable financial results. Specifically, the issue relates to options granted to our employees (including officers) on November 30, 1999 and to employees (including officers) and directors on November 10, 2000. The SEC settlement would conclude that we should have made disclosures in our proxy filings to the effect that we priced these stock options prior to releasing favorable financial results.

The second issue addressed by the tentative settlement concerns the grant dates for options granted to our employees (including officers) in 1998 and 1999, and the grant date for options granted to employees (including officers) and directors in 2001. Specifically, the settlement would conclude that the appropriate grant date for the September 4, 1998 options should have been September 8th (which is one trading day later than the date that was used to price the options); the appropriate grant date for the November 30, 1999 options should have been November 29th (which is one trading day earlier than the date that was used); and the appropriate grant date for the July 18, 2001 options should have been July 26th (which is five trading days after the original date).

In connection with the contemplated settlement, Analog would consent to a cease-and-desist order under Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, would pay a civil money penalty of $3 million, and would reprice options granted to Mr. Fishman and other directors in certain years. Options granted to all other employees would be excluded from the repricing. Mr. Fishman would consent to a cease-and-desist order under Sections 17(a)(2) and (3) of the Securities Act, would pay a civil money penalty of $1 million, and would make a disgorgement payment with respect to options granted in certain years. With the exception of options granted in 1998, Mr. Fishman has not exercised or sold any of the options identified in this matter. We and Mr. Fishman would settle this matter without admitting or denying the Commission’s findings.

We have determined that no restatement of our historical financial results would be necessary due to the proposed settlement, because the effects of using revised measurement dates for options granted in 1998, 1999 and 2001 are not material to any of the fiscal years 1998 through 2005, based on the materiality guidelines contained in SAB 99. If a stock-based compensation charge had been taken as a result of the revised measurement dates for these option grants to all employees (including officers) and directors, our net income for fiscal years 1998 through 2005 would have been reduced by $21.8 million in total. During this period, we earned cumulative net income of over $2.5 billion. There would be no impact on revenue, cash flow from operations, or shareholders’ equity as a result of using the revised measurement dates. The impact on net income in individual fiscal years would have been as follows: fiscal 1998 ($0.2 million), fiscal 1999 ($1.4 million), fiscal 2000 ($1.8 million), fiscal 2001 ($3.7 million), fiscal 2002 ($8.1 million), fiscal 2003 ($6.1 million), fiscal 2004 ($0.5 million).

PROPOSAL 2 — APPROVAL OF 2006 STOCK INCENTIVE PLAN

On January 23, 2006, our Board of Directors adopted, subject to shareholder approval, the 2006 Stock Incentive Plan (the “2006 Plan”). If approved, the 2006 Plan will decrease the number of shares available for issuance and will diversify the equity-based portion of our compensation awards to include stock options, stock appreciation rights, restricted stock and restricted stock units. The 1998 Stock Option Plan (the “1998 Plan”) and our 2001 Broad-Based Stock Option Plan (the “2001 Plan”) (together referred to as the “Prior Plans”) would terminate, except for the options currently outstanding under those plans. The new 2006 Plan will decrease the total number of shares available for future issuance since the 15 million shares requested for the new 2006 Plan are fewer than the 15.8 million shares available for issuance pursuant to future option grants under the Prior Plans.

Analog Devices has successfully used stock options to attract and retain employees since the company was founded 40 years ago. In order to facilitate the objective of attracting and retaining valuable technical talent, we have regularly granted options to a very broad base of employees. Approximately 93% of our employees received stock options during fiscal 2005. Historically, we have also generally distributed 95% of our annual option grants to employees who are not named executive officers. We believe that our stock option program has been very successful throughout Analog’s history in both motivating employees and enhancing shareholder value.

During the past year, we have been carefully considering the effectiveness of our entire compensation package and the cost of equity-based compensation awards. As part of this review, we have assessed the benefits of alternative forms of equity compensation, including stock appreciation rights, restricted stock and restricted stock units. Our review has led to a conclusion that Analog Devices should have available a plan that affords us the flexibility to issue stock options, stock appreciation rights, restricted stock and restricted stock units. Many other semiconductor companies and direct competitors of ours have begun utilizing restricted stock as a part of their compensation programs for at least a portion of their employees. Some of our shareholders have also expressed a view that they would recommend utilization of restricted stock as part of a compensation package for some employees.

Despite the importance of stock options to the retention of our key employees, we have been sensitive to the potential dilution to our shareholders. As a result, during the past five years, we have been steadily reducing our net option grants from 4.3% of outstanding shares in fiscal 2001 to 2.3% in fiscal 2006. We have a goal of reducing our net annual dilution from equity-based compensation to below 2% in future years.

The Prior Plans only allow issuance of stock options. The 2006 Plan is intended to replace the Prior Plans by giving us the flexibility to grant various types of awards, including options, stock appreciation rights, restricted stock awards and restricted stock units and other stock-based awards. We consider this flexibility to be critical to our ability to maintain a competitive position in attracting, retaining and motivating key personnel.

Under the 2006 Plan, we may issue up to 15 million shares of our common stock, plus any shares that are subject to outstanding options under the Prior Plans as of January 23, 2006 that are subsequently terminated or expire without being exercised. We will not grant further options under the Prior Plans after approval of the 2006 Plan by our shareholders.

The 2006 Plan provides the flexibility needed to appropriately structure future equity compensation programs as well as individual awards that both motivate our employees and reduce the cost to our shareholders.

The 2006 Plan includes the following terms:

•	Each Full-Value Award will count as 3 shares. The 2006 Plan provides that for purposes of determining the number of shares available for issuance under the 2006 Plan, any restricted stock award, restricted stock unit or other stock-based award with a per share or per unit purchase price lower than the fair market value of our common stock on the date of grant (a “Full-Value Award”) will be counted as three shares for each share subject to the Full-Value Award.

•	Limitation on repricing. The 2006 Plan prohibits our Board from either (1) reducing the exercise price of outstanding options or stock appreciation rights or (2) canceling any outstanding option or stock appreciation right and granting in consideration thereof a new stock option or stock appreciation right under the 2006 Plan with an exercise price lower than the exercise price per share of the cancelled stock option or stock appreciation right, in each case without the approval of shareholders.

•	No reload rights. No option granted under the 2006 Plan may contain a provision entitling the optionee to the automatic grant of additional options in connection with the exercise of the original option.

•	No discounted stock options. The 2006 Plan prohibits awarding options for less than fair market value and awarding stock appreciation rights with an exercise price or grant price less than the fair market value of our common stock on the date of grant.

•	Limitations on vesting. Except in the event of death, disability or retirement of the award recipient and only to the extent provided in the award agreement, any restricted stock award, or restricted stock unit award, in each case with a vesting condition that is based on continued employment or the passage of time, must vest in full at a rate not less than pro rata installments over three years from the grant date of the award. In addition, any award with a vesting condition that is based on performance criteria and level of achievement compared to such performance criteria must be based on performance over a period of not less than 12 months.

•	Limitations on transferability of awards. With limited exceptions, awards under the 2006 Plan may not be sold, assigned, transferred or pledged.

•	Limitations on plan amendments without shareholder approval. The 2006 Plan provides limitations on the ability of our Board to make certain amendments to the 2006 Plan without obtaining shareholder approval whether or not required by NYSE corporate governance rules relating to equity compensation plans.

•	Dividend rights. Unless otherwise provided for by our Board, only restricted stock awards would have dividend rights. None of the options issued under Prior Plans have dividend rights.

The following tables provide information relating to option grants during our last five fiscal years, option activity during fiscal year 2005 and fiscal year 2006 through December 31, 2005 and options outstanding as of December 31, 2005:

Employee and Executive Option Grants

	As of the End of Fiscal Year
	2006(a)		2005	2004	2003	2002	2001

Net grants during the period as a percentage of average outstanding shares	2.1%	(b)	2.8%	2.9%	0%	7.1%	4.3%
Grants to the executive officers named in the summary compensation table in ADI’s proxy statement for the applicable period as a percentage of total options granted	2.1%		5.4%	5.1%	0.1%	5.1%	5.8%
Grants to the executive officers named in the summary compensation table in ADI’s proxy statement for the applicable period as a percentage of average outstanding shares	0.03%		0.2%	0.2%	0%	0.4%	0.3%
Cumulative options held by the executive officers named in the summary compensation table in ADI’s proxy statement for the applicable period as a percentage of total options outstanding	7.4%		7.7%	7.2%	7.1%	6.9%	7.9%

(a)	For fiscal 2006, this information is year-to-date through December 31, 2005.

(b)	We plan to reduce the fiscal year 2006 dilution related to our option program to approximately 2.3% (net of forfeitures) by the end of the fiscal year and bring the dilution rate below 2% in future years.

Summary of Option Activity — Fiscal 2005 and Fiscal 2006 through December 31, 2005

		Options Outstanding
	Shares Available for	Number of Shares	Weighted Average
	Future Option Grants (#)	Underlying Options (#)	Exercise Price ($)

October 31, 2004	33,849,234	80,276,077	$31.00
Grants	(12,904,466)	12,904,466	$37.60
Exercises	NA	(5,179,245)	$14.88
Cancellations	2,511,920	(2,511,920)	$38.57

October 29, 2005	23,456,688	85,489,378	$32.75

Grants	(8,022,217)	8,022,217	$39.44
Exercises	NA	(1,758,848)	$13.89
Cancellations	376,990	(376,990)	$39.05

December 31, 2005	15,811,461	91,375,757 (1)	$33.68

(1)	The weighted average remaining contractual life of these outstanding options is 6.2 years. None of these options have dividend rights.

In-the-Money and Out-of-the-Money Option Information as of December 31, 2005

	Exercisable			Unexercisable			Total
			Wtd. Avg.			Wtd. Avg.			Wtd. Avg.
			Exercise			Exercise			Exercise
	Shares (#)%		Price ($)	Shares (#)%		Price ($)	Shares (#)%		Price ($)

In-the-Money	26,035,458	41	$18.47	6,898,936	25	$21.30	32,934,394	36	$19.06
Out-of-the-Money(1)	37,360,542	59	$43.67	21,080,821	75	$38.81	58,441,363	64	$41.92

Total Options Outstanding	63,396,000	100	$33.32	27,979,757	100	$34.49	91,375,757	100	$33.68

(1)	Out-of-the-money options are those options with an exercise price equal to or above the closing price per share of our common stock on December 30, 2005 ($35.87).

Description of the 2006 Plan

The following summary is qualified in its entirety by reference to the 2006 Plan, a copy of which is attached as Appendix A to this Proxy Statement.

Stock Available for Awards

We may issue up to 15,000,000 shares of our common stock pursuant to awards granted under the 2006 Plan. As of January 23, 2006, options to purchase 40,855,787 shares of common stock were outstanding under the 1998 Plan and an additional 11,051,653 shares were reserved for future option grants. Under the 2001 Plan, options to purchase 43,588,183 shares of common stock were outstanding and an additional 4,917,489 shares were reserved for future option grants. Upon approval of the 2006 Plan by our shareholders, these Prior Plans would terminate as of the date of such approval. All of the then outstanding options under the Prior Plans would remain in effect, but no additional option grants may be made under either the 1998 Plan or the 2001 Plan after approval of the 2006 Plan by our shareholders. Shares that are subject to outstanding options under the Prior Plans as of January 23, 2006 that subsequently terminate or expire may be added to the shares available for issuance under the 2006 Plan.

Any Full-Value Award will be counted as three shares for each one share subject to the Full-Value Award for purposes of determining the number of shares available for issuance under the 2006 Plan. Shares of our common stock tendered to the Company by a participant to exercise an award will not be added to the number of shares available for grant under the 2006 Plan. Shares of our common stock withheld or tendered to cover tax withholding obligations with respect to an award, or not issued or delivered as a result of a net settlement of an outstanding stock appreciation right, will be treated as having been issued under the 2006 Plan.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted awards under the 2006 Plan. Under present law, however, incentive stock options may only be granted to employees of the Company and its subsidiaries.

Types of Awards

The 2006 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards as described below.

Incentive Stock Options and Non-statutory Stock Options.  Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options will be granted at an exercise price that may not be less than 100% of the fair market value (as determined by or in the manner approved by our Board) of our common stock on the date of grant. In addition, under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price that is less than 110% of the fair market value of our common stock to optionees holding more than 10% of the voting power of Analog Devices. Unless approved by our shareholders, we may not reprice outstanding options granted under the 2006 Plan to reduce the exercise price of those options, whether by amendment (except for adjustments due to stock splits and other similar events in our capitalization) or by cancellation or replacement. The 2006 Plan provides that no option granted under the 2006 Plan may have a provision entitling the optionee to an automatic grant of additional options in connection with the original option grant. In addition, options may not be granted for a term in excess of ten years. The 2006 Plan permits the following forms of payment of the exercise price of options: (i) payment by cash or check, (ii) except as may be otherwise provided in the option agreement, in connection with a “cashless exercise” through a broker, (iii) except as may otherwise be provided in the option agreement, subject to certain conditions, surrender to the Company of shares of our common stock, (iv) if provided in the option agreement or approved by the Company, any other lawful means or (v) any combination of these forms of payment.

Restricted Stock Awards.  Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares from the recipient (or to require forfeiture of the shares if issued at no cost to the recipient) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award.

Restricted Stock Unit Awards.  Restricted stock unit awards entitle the recipient to receive shares of our common stock or an amount of cash equal to the fair market value of shares of our common stock (as specified by our Board in the applicable award agreement or otherwise) to be delivered at the time such shares vest or restrictions on such shares lapse pursuant to the terms and conditions established by our Board. Our Board may provide in its discretion that settlement of a restricted stock unit will be deferred, either on a mandatory basis or at the election of the recipient. Restricted stock units do not grant the holder any voting rights nor do they provide for dividend equivalent rights unless otherwise provided by our Board.

Stock Appreciation Rights.  A stock appreciation right, or SAR, is an award entitling the holder, upon exercise, to receive a number of shares of common stock or cash or a combination thereof (as specified by our Board in the applicable award agreement or otherwise) determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock. SARs may be granted independently or in tandem with options granted under the 2006 Plan. When an SAR is granted in tandem with an option, the SAR will be exercisable only at such time or times, and to the extent, that the related option is exercisable (except to the extent designated by our Board). The 2006 Plan provides that the grant price or exercise price of an SAR may not be less than 100% of the fair market value per share of our common stock on the grant and that SARs granted under the 2006 Plan may not have a term in excess of ten years.

Other Stock-Based Awards.  Under the 2006 Plan, our Board has the right to grant other awards based upon our common stock having such terms and conditions as our Board may determine. These awards may include the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock, and the grant of awards entitling recipients to receive shares of our common stock to be delivered in the future. Our Board will determine the terms and conditions of other stock-based awards, including any applicable purchase price. These awards will be available as a form of payment in the settlement of other awards granted under the 2006 Plan or as payment in lieu of compensation to which a participant is entitled.

Performance Conditions.  Our Compensation Committee, or any successor committee, for as long as all of its members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, is authorized to determine, at the time of grant, that a restricted stock award, restricted stock unit award or other stock-based award granted to an officer will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Internal Revenue Code. The performance criteria for each such award will be based on one or more of the following measures: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow, free cash flow or cash position, (h) gross margins or margin percentages, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives, (n) total shareholder return, (o) product release schedules, (p) product shipment targets, (q) customer satisfaction or (r) new product innovation. These performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be determined on a total or per share basis. Such performance goals may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (v) stock-based compensation and (vi) charges for restructuring and rationalization programs. Such performance goals: (x) may vary by participant and may be different for different awards; (y) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by our Compensation Committee; and (z) will be set by the Compensation Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code.

The Company believes that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which would adversely affect the Company.

With respect to any performance award that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the participant.

Vesting of Awards.  Except in the event of death, disability or retirement of the award recipient to the extent specified in the award agreement, any restricted stock award, restricted stock unit award or other stock-based award with a vesting condition that is based on continued employment or the passage of time, must vest in full at a rate not less than pro rata installments over three years from the grant date of the award. In addition, any restricted stock award, restricted stock unit award or other stock-based award with a vesting condition that is based on performance criteria and level of achievement compared to such performance criteria must be based on performance over a period of not less than 12 months.

Grant Limitations.  The maximum number of shares with respect to which options and SARs may be granted to any participant under the 2006 Plan may not exceed 2,000,000 shares per fiscal year. The maximum number of shares with respect to which restricted stock awards, restricted stock units and other stock-based awards may be granted to any participant under the 2006 Plan may not exceed 1,000,000 shares per fiscal year. For purposes of these limits, the combination of an option in tandem with an SAR is treated as a single award. In general, an option or SAR will be counted against the limit as one share.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order, except that our Board may permit gratuitous transfers to certain immediate family members.

Plan Benefits

As of January 23, 2006, approximately 8,800 persons were eligible to receive awards under the 2006 Plan, including the Company’s eleven executive officers and eight non-employee directors. The granting of awards under the 2006 Plan is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On January 23, 2006, the last reported sale price of Analog Devices’ common stock on NYSE was $37.87 per share.

Administration

Our Board administers the 2006 Plan. Our Board is authorized to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2006 Plan and to interpret the provisions of the 2006 Plan. Pursuant to the terms of the 2006 Plan, our Board may delegate authority under the 2006 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer certain aspects of the 2006 Plan, including the granting of options to executive officers. Unless the context requires otherwise, all references in this summary to our Board are intended to include any committee of the Company’s Board of Directors to which authority has been delegated by the Company’s Board of Directors pursuant to the 2006 Plan.

Subject to any applicable limitations contained in the 2006 Plan, our Board selects the recipients of awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options (which may not be less than 100% of fair market value of our common stock), (iii) the duration of options (which may not exceed 10 years) and (iv) the number of shares of common stock subject to any SAR, restricted stock award, restricted stock unit award or other stock-based awards and the terms and conditions of such awards, including, if applicable, conditions for repurchase, issue price and repurchase price.

Our Board is required to make appropriate adjustments in connection with the 2006 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization to the extent it determines such adjustment to be appropriate and necessary.

Change of Control and Reorganization Events

The 2006 Plan contains provisions addressing the consequences of any reorganization event or a change of control event. A reorganization event is defined under the 2006 Plan as (a) any merger or consolidation of the Company with or into another entity as a result of which all of the common stock of the Company is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (b) any exchange of all of the common stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company. A change in control event, as described in the 2006 Plan, includes (x) the acquisition by a group or individual of any capital stock of the Company if, after such acquisition, the group or individual beneficially owns 50% or more of either the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors, (y) with certain exceptions set forth in the 2006 Plan, the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company or (z) the liquidation or dissolution of the Company.

Under the 2006 Plan, if a reorganization event occurs, our Board is required to provide that all the outstanding options are assumed (as provided in the 2006 Plan) or equivalent options substituted, by the acquiring or succeeding entity. If those options are assumed or replaced with substituted options, they would continue to vest in accordance with their original vesting schedules. The 2006 Plan provides that the repurchase and other rights of the Company under each outstanding restricted stock award and restricted stock unit award will inure to the benefit of the Company’s successor and will apply to the cash, securities or other property which the common stock of the Company was converted into or exchanged for pursuant to such reorganization event in the same manner as they applied to the original restricted stock award or restricted stock unit award.

If the acquiring company does not assume such outstanding options under the 2006 Plan, or in the event of a dissolution or liquidation of the Company, upon written notice, our Board will provide that all unexercised options will become exercisable in full and will terminate immediately prior to the consummation of such reorganization event unless exercised within a specified period following the date of such notice. However, in the event of a reorganization event under which our common stock holders will receive a cash payment for each share surrendered in the reorganization event, our Board may instead provide that all outstanding options shall terminate immediately prior to the consummation of such reorganization event and that each participant shall receive a cash payment equal to the amount (if any) by which the cash payment for each share multiplied by the number of shares of common stock subject to such outstanding options exceeds the aggregate exercise price of such options.

If the reorganization event also constitutes a change in control, or if there is a change in control event that does not constitute a reorganization event, except to the extent provided otherwise in an agreement with the optionee, one-half of the shares of common stock subject to the unvested options will become immediately exercisable and the remaining one-half of the unvested options will continue to vest in accordance with the original vesting schedules of such options. In addition, any remaining unvested options will become exercisable in full if, on or prior to the first anniversary of the change in control, the optionee’s employment with the Company is terminated without “cause” or for “good reason” (as those terms are defined in the 2006 Plan). Except to the extent provided otherwise in the instrument evidencing the restricted stock award or an agreement between the participant and the Company, one-half of the shares of restricted stock will become immediately free from conditions or restrictions and the remaining one-half of the number of shares or units will continue to become free from conditions or restrictions in accordance with the original vesting schedule. Any remaining restricted shares or units will become free from condition or restriction if, on or prior to the first anniversary of the change in control, the participant’s employment with the Company (or its successor) is terminated without “cause” or for “good reason” (as those terms are defined in the 2006 Plan).

Our Board may specify in an award at the time of the grant the effect of a reorganization event and change in control event on any SAR or other stock unit award. Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part.

Substitute Options

In connection with a merger or consolidation of or by the Company of property or stock, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or its affiliates. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2006 Plan. Substitute options will not count against the 2006 Plan’s overall share limit, except as may be required by the Code.

Provisions for Foreign Participants

Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2006 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment of Award

Except with respect to repricing outstanding options or SARs, our Board may amend, modify or terminate any outstanding award provided that the participant’s consent to such action will be required unless our Board determines that the action, taking into account any related action, would not materially and adversely affect the participant.

Amendment or Termination

No award may be made under the 2006 Plan after the tenth anniversary of the effective date of the 2006 Plan but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2006 Plan, without the approval of our shareholders, except as limited by the applicable rules of the New York Stock Exchange, and by Section 162(m) and 422 of the Internal Revenue Code. In addition, in the event the NYSE amends its corporate governance rules to no longer require shareholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the 2006 Plan that would (a) materially increase the number of shares authorized under the 2006 Plan (other than share increases resulting from adjustments for changes in our common stock and certain other events as provided in the 2006 Plan), (b) expand the types of awards that may be granted under the 2006 Plan or (c) materially expand the class of participants eligible to participate in the 2006 Plan will be effective unless shareholder approval is obtained.

If the 2006 Plan is approved by our shareholders, it will become effective on the date of such approval. If shareholders do not approve the adoption of the 2006 Plan, the 2006 Plan will not go into effect, the Company will not grant any awards under the 2006 Plan, and the Prior Plans will not terminate. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

United States Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2006 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. The plan provides that no award will provide for deferral of compensation that does not comply with Section 409A of the Code, unless our Board, at the time of grant, specifically provides that the award is not intended to comply with Section 409A. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options

A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options

A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights

A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards

A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

Restricted Stock Units

A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date to the extent the underlying stock or cash equivalent is delivered at that time in an amount equal to the amount of the cash and the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards

The tax consequences associated with any other stock-based award granted under the 2006 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to Us

There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Our Board of Directors believes that the approval of the 2006 Stock Incentive Plan is in the best interest of the Company and its shareholders and recommends that you vote FOR its approval.

PROPOSAL 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP, independent registered public accounting firm, as our auditors for the fiscal year ending October 28, 2006. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, our Board of Directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2006 annual meeting, our Audit Committee will reconsider their selection of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the 2006 annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

Our Board of Directors recommends that you vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year.

PROPOSAL 4 — SHAREHOLDER PROPOSAL
TO AMEND OUR GOVERNANCE DOCUMENTS

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, has submitted the following proposal for inclusion in our proxy statement for our 2006 annual meeting of stockholders and has notified us of its intent to present this proposal for consideration at our 2006 annual meeting of shareholders. The Pension Fund has advised us that it is the beneficial owner of approximately 6,100 shares of Analog Devices Common Stock:

RESOLVED, that the shareholders of Analog Devices, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Union’s Supporting Statement

Our Company is incorporated in Delaware. Delaware law provided that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoran, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommend voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

Board of Directors’ Response

The Board of Directors carefully considered the proposal of the United Brotherhood of Carpenters and Joiners of America, and does not believe that it is now in the best interest of our shareholders to amend our articles of organization or bylaws to provide for the election of directors by a majority of votes cast.

Under ADI’s current voting system, our shareholders elect directors by a plurality standard, meaning that the nominee who obtains the most affirmative votes is elected. This standard is the predominant voting system for public companies in Massachusetts, where Analog is incorporated, and across the nation.

The Carpenters’ Union’s proposal does not address the negative and unknown consequences of trying to institute a majority vote system at this time. For example, the proposal does not address what would occur if no candidate receives the requisite majority vote or how or when we would fill any vacancy resulting from a candidate not receiving the requisite majority vote. Also, any vacancies resulting from the adoption of a majority vote standard could leave us unable to meet New York Stock Exchange listing requirements relating to the independence and financial literacy of directors.

The Board of Directors concurs that we should carefully review any situation where a specific nominee may not have the support of shareholders. Accordingly, on December 6, 2005, we amended our corporate governance guidelines to include a policy that any director who receives more “withheld” votes than “for” votes in an uncontested election at an annual meeting shall offer his or her resignation to the Board promptly after the voting results are certified. A committee of independent directors, which will specifically exclude any director who is required to offer his or her own resignation, will carefully consider all relevant factors, including, as the committee deems appropriate, any stated reasons why shareholders withheld votes from such director, any alternatives for curing the underlying cause of the withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of our board and whether accepting the resignation would cause the company to fail to meet any applicable regulations of the Securities and Exchange Commission or the New York Stock Exchange. Our Board will act upon this committee’s recommendation within 90 days following certification of the shareholder vote and may, among other things, accept the resignation, maintain the director but address what the committee believes to be the underlying cause of the withhold votes, maintain the director but resolve that the director will not be re-nominated in the future for election or reject the resignation. We will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. The full text of our policy is incorporated in our Corporate Governance Guidelines, which are available on our website: www.analog.com/governance. We believe this policy is the most effective way to address the primary concerns raised by the Carpenters’ Union at this time.

Analog believes that adoption of the Carpenters’ Union’s proposal with its unknown consequences would be inappropriate at this time. A majority voting standard is currently being considered and evaluated by governmental authorities, scholars, corporations and investors in an effort to determine whether adoption of the standard for U.S. public companies is a worthy and workable goal. The board is monitoring, and will continue to monitor, these discussions and will take appropriate action to maintain its commitment to high standards of corporate governance.

Our Board of Directors believes that the policy included in our amended corporate governance guidelines addresses the primary concerns raised by the Carpenters’ Union and that approval of this shareholder proposal is not in the best interest of ADI and its shareholders. Therefore, our Board of Directors recommends a vote AGAINST the approval of this proposal.

OTHER MATTERS

Our Board of Directors does not know of any other matters that may come before the 2006 annual meeting. However, if any other matters are properly presented to the 2006 annual meeting, it is the intention of the persons named as proxies to vote, or otherwise act, in accordance with their judgment on such matters.

ELECTRONIC VOTING

If you own your shares of common stock of record, you may vote your shares over the Internet at www.eproxyvote.com/adi or telephonically by calling 1-877-PRX-VOTE (1-877-779-8683) and by following the instructions on the enclosed proxy card. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. on March 13, 2006.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Management hopes that shareholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy card in the accompanying postage-prepaid envelope (or vote your shares over the Internet or by telephone). A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Shareholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

APPENDIX A

ANALOG DEVICES, INC.

2006 STOCK INCENTIVE PLAN

1.	Purpose.

The purpose of this 2006 Stock Incentive Plan (the “Plan”) of Analog Devices, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility.

All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each person who receives an Award under the Plan is deemed a “Participant”.

3.	Administration and Delegation.

(a) Administration by Board of Directors.  The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreement entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

(b) Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c) Delegation to Officers.  To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.	Stock Available for Awards.

(a) Number of Shares.  Subject to adjustment under Section 11, Awards may be made under the Plan for up to 15,000,000 shares of common stock, $.16 2/3 par value per share, of the Company (the “Common Stock”), plus any shares that are subject to outstanding options under the 1998 Stock Option and 2001 Broad-Based Stock Option Plan (collectively, the “Prior Plans”) as of the adoption of this Plan by the Board but are not issued under the Prior Plans as a result, and to the extent, of the termination or expiration of the applicable option prior to the exercise thereof. From and after the Effective Date, the Company shall issue no further options under the Prior Plans, and such Prior Plans shall terminate, except to the extent they apply to options outstanding under the Prior Plans as of the Effective Date.

If any Award issued under this Plan expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), is settled in cash or otherwise results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Notwithstanding anything to the contrary herein, the following shares may not again be made available for issuance as Awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, and (ii) shares used to pay the exercise price or withholding taxes related to an outstanding Award. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Counting of Shares.  Subject to adjustment under Section 11, an Option or Stock Appreciation Right shall be counted against the share limit specified in Section 4(a) as one share for each share of common stock subject to the Option or Stock Appreciation Right, and any Award of Restricted Stock, Restricted Stock Units or Other Stock Unit Awards with a per share or per unit purchase price lower than 100% of Fair Market Value (as defined below) on the date of grant (a “Full Value Award”) shall be counted against the share limit specified in Section 4(a) as three shares for each one share of Common Stock subject to such Full Value Award. To the extent that a share that was subject to an Award that counted as three shares against the Plan reserve pursuant to Section 4(a) is returned to the Plan pursuant to Section 4(a), such reserve will be credited with three shares.

(c) Sub-limits.  Subject to adjustment under Section 11, the maximum number of shares of Common Stock with respect to which Options and Stock Appreciation Rights may be granted to any Participant under the Plan shall be 2,000,000 per fiscal year of the Company, and the maximum number of shares of Common Stock with respect to which Restricted Stock Awards, Restricted Stock Units and Other Stock Unit Awards may be granted to any Participant under the Plan shall be 1,000,000 per fiscal year of the Company. For purposes of the foregoing limit, the combination of an Option in tandem with a Stock Appreciation Right shall be treated as a single Award. The per-Participant limit described in this Section 4(c) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

5.	Stock Options.

(a) General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to

Section 12(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option. The maximum number of shares that may be issued upon exercise of Incentive Stock Options under the Plan shall be 15,000,000, as adjusted pursuant to Section 11.

(c) Exercise Price.  The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the Option is granted. For purposes of this Plan, “Fair Market Value” shall mean the fair market value as determined by (or in a manner approved by) the Board.

(d) Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

(e) Exercise of Option.  Options may be exercised by delivery to the Company, or an agent of the Company, of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable or, subject to such conditions as the Board shall specify, on a deferred basis (with the Company’s obligation to be evidenced by an instrument providing for future delivery of the deferred shares at the time or times specified by the Board).

(f) Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) except as otherwise provided in the applicable option agreement, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) if provided for in the applicable option agreement or approved by the Company, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above permitted forms of payment.

(g) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 11) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in consideration therefor new Options under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

(h) No Reload Rights.  No option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

(i) Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on

Awards contained in the other sections of this Section 5 or in Section 2. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

6.	Stock Appreciation Rights.

(a) General.  The Board may grant Awards consisting of a Stock Appreciation Right (“SAR”) entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (as specified by the Board in the applicable Award agreement or otherwise) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date.

(b) Grants.  Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards.  When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event or a Change in Control Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

(2) Independent SARs.  A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

(c) Grant Price.  The Board shall establish the exercise or grant price of each SAR and specify such price in the applicable Award agreement; provided, however, that the exercise or grant price shall be not less than 100% of the Fair Market Value per share of Common Stock on the date the SAR is granted.

(d) Duration of SAR.  Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Award agreement; provided, however, that no SAR will be granted for a term in excess of 10 years.

(e) Exercise.  Stock Appreciation Rights may be exercised by delivery to the Company, or an agent of the Company, of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

(f) Limitation on Repricing.  Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 11) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in consideration therefor new SARs under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7.	Restricted Stock.

(a) General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.

(b) Terms and Conditions.  Subject to Section 7(c), the Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and forfeiture and the issue price, if any.

(c) Limitations on Vesting Conditions.  No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock Award in less than pro rata rate installments over three years from the date the Award is made, other than in the event of death, disability or retirement of the Participant, in each case as specified in the Agreement evidencing such Award.

(d) Dividends.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. If any such dividends or distributions are paid in shares, or consist of an extraordinary cash dividend, the shares or cash will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid, unless otherwise provided by the Board.

(e) Stock Certificates.  The Company may require that the stock certificates, if any, issued in respect of a Restricted Stock Award shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

8.	Restricted Stock Units.

(a) General.  The Board may grant Awards consisting of Restricted Stock Units. “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant and represented initially by a bookkeeping entry.

(b) Terms and Conditions.  Subject to Section 8(c), the Board shall determine the terms and conditions of a Restricted Stock Unit, including the conditions for vesting and forfeiture and issue price, if any. Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as specified by the Board in the applicable Award agreement or otherwise. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

(c) Limitations on Vesting Conditions.  No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Restricted Stock Unit in less than pro rata rate installments over three years from the date the Award is made, other than in the event of death, disability or retirement of the Participant, in each case as specified in the Agreement evidencing such Award.

(d) Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units.

(e) Dividends.  Unless otherwise provided by the Board, in its sole discretion, a grant of Restricted Stock Units shall not entitle Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish.

9.	Performance Awards.

(a) Grants.  Restricted Stock Awards, Restricted Stock Units and other Awards under the Plan may be made subject to the achievement of performance measures pursuant to this Section 9 (“Performance Awards”).

(b) Committee.  Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m) of the Code. In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. “Covered Employee” shall mean any person who is a “covered employee” under Section 162(m)(3) of the Code.

(c) Performance Measures.  For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify in the applicable Award agreement that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow, free cash flow or cash position, (h) gross margins or margin percentages, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total shareholder return, (o) product release schedules, (p) product shipment targets, (q) customer satisfaction or (r) new product innovation. Such measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be determined on a total or per share basis. Such performance measures may be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) stock based compensation, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(d) Adjustments.  Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant.

(e) Other.  The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

10.	Other Stock-Based Awards.

(a) Grants.  Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

(b) Limitations on Vesting Conditions.  No vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than 12 months, and no vesting condition that is based upon continued employment or the passage of time shall provide for vesting in full of a Other Stock Unit Award in less than pro rata rate installments over three years from the date the Award is made, other than in the event of death, disability or retirement of the Participant, in each case as specified in the Agreement evidencing such Award.

11.	Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(c), (iii) the share counting provisions of Section 4(b), (iv) the number and class of securities and exercise price per share of each outstanding Option, (v) the share- and per-share provisions of each Stock Appreciation Right, (vi) the repurchase price per share subject to each outstanding Restricted Stock Award and Restricted Stock Unit and (vii) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

(b) Reorganization and Change in Control Events.

(1) Definitions.

(a) A “Reorganization Event” shall mean:

(i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled;

(ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction; or

(iii) any liquidation or dissolution of the Company.

(b) A “Change in Control Event” shall mean:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition; or

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common

Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii) the liquidation or dissolution of the Company.

(c) “Good Reason” shall mean any significant diminution in the Participant’s title, authority, or responsibilities from and after such Reorganization Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Reorganization Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to such Reorganization Event or Change in Control Event.

(d) “Cause” shall mean:

(i) any willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company; or

(ii) any willful misconduct by the Participant which affects the business reputation of the Company.

(2) Effect on Options.

(a) Reorganization Event.  Upon the occurrence of a Reorganization Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to a Reorganization Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); provided that, notwithstanding anything to the contrary in the Plan, if such Reorganization Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company (A) one-half of the number of shares subject to the Option which were not already vested shall be exercisable upon the occurrence of such Reorganization Event and, subject to (B) below, the remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each subsequent vesting date and (B) such assumed or substituted options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Reorganization Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation. For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the

Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

Notwithstanding the foregoing and anything to the contrary in the Plan, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, or in the event of a liquidation or dissolution of the Company, the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Reorganization Event and will terminate immediately prior to the consummation of such Reorganization Event, except to the extent exercised by the Participants before the consummation of such Reorganization Event; provided, however, that in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Reorganization Event (the “Acquisition Price”), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Reorganization Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

(b) Change in Control Event that is not a Reorganization Event.   Upon the occurrence of a Change in Control Event that does not also constitute a Reorganization Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of such Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such Option, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(3) Effect on Restricted Stock Awards and Restricted Stock Unit Awards.

(a) Reorganization Event that is not a Change in Control Event.  Upon the occurrence of a Reorganization Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award and Restricted Stock Unit Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock Award and Restricted Stock Unit Award.

(b) Change in Control Event.  Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or Restricted Stock Unit Award or any other agreement between a Participant and the Company, and notwithstanding anything to the contrary in the Plan, the vesting schedule of all Restricted Stock Awards and Restricted Stock Unit Awards shall be accelerated in part so that one-half of the number of shares that would otherwise have first become free from conditions or restrictions on any date after the date of the Change in Control Event shall immediately become free from conditions or restrictions. Subject to the following sentence, the remaining one-half of such number of shares or units shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Award, with one-half of the number of shares that would otherwise have become free from conditions or restrictions on each subsequent vesting date in accordance with the original schedule becoming free from conditions or restrictions on each subsequent vesting date. In addition, each such Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

(4) Effect on Stock Appreciation Rights and Other Stock Unit Awards.  The Board may specify in an Award at the time of the grant the effect of a Reorganization Event and Change in Control Event on any SAR or Other Stock Unit Award.

12.	General Provisions Applicable to Awards.

(a) Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or family partnership established solely for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. In the event of any conflict between the terms of any Award agreement and this Plan, this Plan shall govern and control.

(c) Board Discretion.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status.  The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding.  The Company may require each Participant to pay to the Company, or make provision satisfactory to the Company for payment of, any taxes, social security contributions or other similar amounts required by law to be withheld in connection with an Award to such Participant. Unless otherwise provided for in the applicable Award agreement, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations

(based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award.  Except as set forth in Sections 5(g) and 6(f), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration.  Notwithstanding anything to the contrary in the Plan, the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

13.	Miscellaneous.

(a) No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan.  The Plan shall become effective on the date the Plan has been approved by the Company’s stockholders (the “Effective Date”). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan.  Except as set forth in Sections 5(g) and 6(f), the Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company’s stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of the New York Stock Exchange (“NYSE”) may be made effective unless and until such amendment shall have been approved by the Company’s stockholders; and (iii) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 11), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.

(e) Provisions for Foreign Participants.  The Board may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Compliance With Code Section 409A.  It is the intent of the Company that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Board may permit or require and any Award granted that is subject to Section 409A of the Code, comply with the requirements of Section 409A of the Code; provided that no guaranty is made by the Company to Participants that such Awards will so comply.

(g) Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANA-PS-06

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZANA92
PROXY
ANALOG DEVICES, INC.
ANNUAL MEETING OF SHAREHOLDERS — MARCH 14, 2006
     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Mark G. Borden, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of common stock of Analog Devices, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at Babson College, Sorenson Center for the Arts, 231 Forest Street, Babson Park, Massachusetts 02457, on Tuesday, March 14, 2006, at 10:00 a.m. (Local Time) and at any adjournments thereof.
     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.
     ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
UNLESS VOTING YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD
PROMPTLY
USING THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

SEE REVERSE
SIDE

(Continued and to be signed on reverse side)

SEE REVERSE
SIDE

ANALOG DEVICES, INC.

C/O COMPUTERSHARE
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.
You may also vote your shares over the Internet or by telephone.

Vote-by-Internet		Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/adi	OR	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

If you vote your shares over the Internet or by telephone,
please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZANA91

☒	Please mark votes as in this example.	#ANA

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Your Board of Directors recommends that you vote FOR proposals 1, 2 and 3 and AGAINST proposal 4.

1.	To elect the following three (3) nominees as Class I Directors of the Company for a term of three years:

The Board of Directors recommends a vote FOR all nominees. Nominees: (01) James A. Champy, (02) Kenton J. Sicchitano and (03) Lester C. Thurow

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐
     ☐

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.)

The Board of Directors recommends a vote FOR proposal 2.

		FOR	AGAINST	ABSTAIN
2.	To approve the Company’s 2006 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends a vote FOR proposal 3.

		FOR	AGAINST	ABSTAIN
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 28, 2006.	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposal 4.

	FOR	AGAINST	ABSTAIN
4.
Shareholder proposal to initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
	☐	☐	☐

The shareholders will also act on any other business that may properly come before the meeting.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature:	Date:	Signature:	Date: